                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported) October 7, 1999

                        U.S. PLASTIC LUMBER CORPORATION
             (Exact Name of Registrant as Specified in its Charter)
                              --------------------


            Nevada                                       3080                             87-0404343
      (State of incorporation                 (Primary Standard Industrial               (I.R.S. Employer
         /organization)                       Classification Code Number)               Identification No.)

                             ---------------------

          2300 W. Glades Road, Suite 440 W, Boca Raton, Florida 33431
                    (Address of Principal Executive Offices)

        Registrant's telephone number, including area code: 561-394-3511

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

      Effective June 25, 1999 the Registrant acquired 100% of the outstanding voting stock of Barbella Environmental Technology, Inc. ("Barbella"). The acquisition has been accounted for as a pooling of interests. Although Barbella is not a significant subsidiary, the Registrant is including the acquisition in this 8-K to update the proforma financial information previously filed in the 8-K/A for the acquisition of Brass Investment Co. The audited financial statements of Barbella are filed herewith.

      Barbella is an environmental remediation and service company located in Somerville, New Jersey. The consideration under the Stock Purchase Agreement was 810,000 shares of non-registered common stock, par value $.0001, of U.S. Plastic Lumber Corporation.

      The amount of consideration was determined by a number of factors, including but not limited to, an appraisal of the business value of Barbella utilizing traditional business valuation formulas, the vertical integration aspects the Registrant believes will be derived from this merger, the skill and expertise of the management team being acquired, and the customer base being acquired. All negotiations relative to all transactions hereunder were accomplished in an arms length manner.

      The shareholders of Barbella were Frank Barbella, Carmen Renda and Michael Renda as custodian for Ernest Renda and Michelle Renda. None of the individuals had any relationship with the Registrant prior to this merger, other than as a competitor of the Registrant.

      The Registrant intends to continue to devote the assets for the purposes currently used by Barbella.

ITEM 5.   OTHER EVENTS

      REPORTING OF CERTAIN FINANCIAL AND OTHER INFORMATION FOR REGISTRATION AND OTHER PURPOSES

      The Registrant is filing herewith audited consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations which have been restated to account for the acquisition of Barbella Environmental Technology, Inc. ("Barbella") effective June 25, 1999 as a pooling of interests. The aforementioned financial information is hereby incorporated by reference into the Registrant's Registration statements on Form S-3, file number 333-86533 and 333-76845; on Form S-4, file number 333-84047; and on Form S-8, file number 333-76277.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

       U.S PLASTIC LUMBER CORPORATION AND SUBSIDIARIES

                                                                            PAGE
         HISTORICAL FINANCIAL INFORMATION:

         Management's Discussion and Analysis of Financial
                 Condition and Results of Operations                          4
         Report of Independent Certified Public Accountants                  12
         Audited Consolidated Balance Sheets as of December 31, 1998
                 and 1997                                                    13
         Audited Consolidated Statements of Operations for  the year ended
                 December 31, 1998 and 1997                                  14
         Audited Consolidated Statements of Shareholders' Equity for the
                 year ended December 31, 1998 and 1997                       15
         Audited Statements of Cash Flows for the years ended
                 December 31, 1998 and 1997                                  16
         Notes to Consolidated Financial Statements for the years ended
                 December 31, 1998 and 1997                                  17

         PRO FORMA FINANCIAL INFORMATION:

         Description of Pro Forma Financial Information and Companies
                 Included                                                    34
         Unaudited Pro Forma Consolidated Balance Sheet as of December 31,
                 1998                                                        36
         Pro forma Adjustments to Consolidated Pro Forma Balance Sheet
                 as of December 31, 1998                                     37
         Unaudited Pro Forma Consolidated Statements of Operations for the
                 year ended December 31, 1998                                38
         Unaudited Pro Forma Consolidated Statements of Operations for the
                 year ended December 31, 1997                                39
         Notes to Pro Forma Consolidated Statements of Operations for the
                 years ended December 31, 1998 and 1997                      41

                                                                            PAGE
    BARBELLA ENVIRONMENTAL TECHNOLOGY, INC.

         Report of Independent Auditors                                       42
         Audited Balance Sheets as of December 31, 1998 and 1997              43
         Audited Statements of Operations and Retained Earnings for
                  the years ended December 31, 1998 and 1997                  44
         Audited Statements of Cash Flows for the years ended
                  December 31, 1998 and 1997                                  45
         Notes to Consolidated Financial Statements for the years
                  ended December 31, 1998 and 1997                            47

         EXHIBITS.

                  23.1 Consent of Independent Certified Public Accountants
                  23.2 Consent of Independent Certified Public Accountants


                                   SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

                                      U.S. Plastic Lumber Corporation
                                             (Registrant)

      Date:  October 8, 1999          By: /s/ Bruce C.Rosetto
           -------------------            --------------------------------
                                              Bruce C. Rosetto, Vice President
                                              and General Counsel/Secretary

                   U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

The following discussion is intended to assist in the understanding of the Company's financial position and results of operations for the years ended December 31, 1998 and 1997. This discussion should be read in conjunction with consolidated financial statements and notes thereto included elsewhere herein.

BUSINESS SEGMENTS

The Company has two distinct business segments-manufacturing plastic lumber and environmental recycling. The Plastic Lumber Division manufactures structural and non-structural plastic lumber, sheets, corner board, OEM products and a variety of accessory products such as park and site amenities, made from 100% recycled high density polyethylene. The structural plastic lumber is manufactured under processes that are protected by patents.

The Environmental Recycling Division provides environmental recycling services including environmental construction services, upland disposal of dredge materials, beneficial re-use of industrial wastes, and on-site recycling services. The Division also operates two plants providing thermal desorption and bioremediation of soil brought to the plants by third parties as well as its sister environmental service companies.

BUSINESS COMBINATIONS

The Company makes its decisions to acquire or invest in businesses based on financial and strategic considerations. See Note 2 to the consolidated financial statements for summaries of the business combinations completed in 1998 and 1997. See acquisitions in 1999 of Eaglebrook, Brass and Barbella below. The acquisition of Barbella was accounted for as a pooling of interests. Accordingly, all amounts in the financial statements and related notes for 1998 and 1997 have been restated to include the accounts of Barbella. The Eaglebrook and Brass acquisitions will be accounted for as purchases in 1999.

The Company continues to seek acquisition candidates that can be vertically integrated into either the recycled plastic lumber or environmental recycling operations. In the recycled plastic lumber operation, targeted companies include manufacturers and distributors of recycled plastic products as well as raw material regrind operations. In the environmental recycling operation, targeted companies include soil recycling companies and construction companies involved in on-site clean up and companies with specialized technologies for beneficial reuse of dredge material, ash and biosolids.

SEASONALITY

The Company experiences a seasonal slow down during the winter months because its environmental operations are located in the Northeast United States where adverse weather and normal ground freezing can impact the Company's performance. Additionally, sales of certain plastic lumber products slow significantly in the winter months.

              COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND 1997

The following table sets forth revenue, with percentages of total revenue, and costs of sales, depreciation, selling, general and administrative expenses and amortization, along with percentages of the applicable segment revenue, for each of the Company's two business segments.

                                             1998              %          1997           %
                                           ---------------------------------------------------
                                                        (Dollars in Thousands)
Sales:
      Plastic Lumber                         $ 15,720          24.7     $  8,130          19.0
      Environmental Recycling                  48,000          75.3       34,633          81.0
                                               ------          ----       ------          ----

      Total revenue                            63,720         100.0       42,763         100.0


Cost of Sales:
      Plastic Lumber                           10,943          69.6        7,110          87.5
      Environmental Recycling                  39,256          81.8       27,872          80.5

Depreciation:
      Plastic Lumber                              851           5.4          288           3.5
      Environmental Recycling                     913           1.9          403           1.2
      Corporate                                    12           0.0           12           0.0

Selling, General and Administrative:
      Plastic Lumber                            4,258          27.1        1,661          20.4
      Environmental Recycling                   4,760           9.9        3,546          10.2
      Corporate                                 1,339           2.1        1,440           3.4

Amortization:
      Plastic Lumber                              264           1.7          104           1.3
      Environmental Recycling                     188           0.4           17           0.0
      Corporate                                   162           0.3          148           0.3
                                               ------          ----       ------          ----

           Total Operating Expenses            62,946          98.8       42,601          99.6

           Total Operating Income                 774           1.2          162            .4

Operating Income (Loss) by Segment
      Plastic Lumber                             (596)         (3.8)      (1,033)        (12.7)
      Environmental Recycling                   2,883           6.0        2,795           8.1
      Corporate                                (1,513)         (2.4)      (1,600)         (3.7)
                                               ------          ----       ------          ----

           Total Operating Income            $    774           1.2     $    162            .4


CONSOLIDATED SALES AND OPERATING INCOME

The Company recognized significant increases in both sales and operating income for 1998 compared to 1997. Sales increased 49% for 1998 to $63,720,000 from $42,763,000 in 1997. Of the $20,957,000 increase in consolidated revenues, approximately $11,480,000 was attributable to acquisitions completed after June 30, 1997, $4,555,000 to the start up of dredging operations in 1998, $1,803,000 to the start up of the CBC facility July 1, 1998 and the remaining $3,119,000 to internal growth.

Consolidated operating income increased by $611,000 to $774,000 for 1998 compared to $163,000 in 1997. The increase in operating income was primarily due to businesses acquired in 1998, the entrance into the beneficial reuse of dredge material market in the second quarter of 1998 and improved Plastic Lumber plant utilization. The operating income of Barbella decreased by $1,165,000 in 1998 due to lower profit margin contracts in 1998.

SALES BY SEGMENT

Plastic Lumber Division sales increased by $7,590,000 or 93% to $15,720,000 in 1998 compared to $8,130,000 in 1997. Sales by the original plastic lumber companies and companies acquired before January 31, 1997 increased $1,759,000 to $9,889,000 for 1998 from $8,130,000 for 1997. This 22% increase in "same plant" sales is attributable to establishing a network of "stocking" distributors and selling to the mass merchant market in 1998. The remaining $5,831,000 of the increase in Plastic Lumber sales was due to the 1998 acquisitions of CPL, CMI and the assets of Trimax and the July 1, 1997 acquisition of EPC.

Environmental Recycling Division sales for 1998 were $48,000,000, an increase of $13,367,000 or 39% over the $34,633,000 for 1997. The acquisitions of WCI, GHE and Geocore, Inc., which the Company acquired after November of 1997, contributed approximately $5,649,000 or 42% of the total increase. The recently constructed CBC facility, which began treating contaminated soils bio-organically in June 1998, added sales of $1,803,000 or 14% of the increase. The entrance of CTI and the Company's Joint Venture into the beneficial reuse of dredge material market during the second quarter of 1998 generated $4,555,000 or 34% of the increase. The remaining $1,360,000 or 10% of the sales increase came from internal growth due to the vertical integration of newly acquired companies. At December 31, 1998 the Environmental Recycling Division had a $24 million backlog of contracts signed for which the work has not been performed.

GROSS PROFIT

Consolidated gross profit increased $4,674,000 or 66% to $11,764,000 for 1998 compared to $7,090,000 in 1997. The gross profit as a percent of revenue improved by 1.9 percentage points from 16.6% in 1997 to 18.5% in 1998. The increase was attributed to acquisitions in both business segments subsequent to June 30, 1997 and to the start up of dredging operations in 1998. Business units in both Divisions continued to eliminate and consolidate duplicative operating expenses during 1998, however, 1998 results include certain non-recurring expenses associated with the unit combinations.

Plastic Lumber Division acquisitions in 1998 accounted for $1,670,000 or 52% of the $3,211,000 increase in Plastic Lumber Division gross profit in 1998. Approximately $618,000 or 19% of the increase in gross profit came from including a full year for EPC compared with only 6 months of EPC operations included in 1997. The remaining $923,000 or 29% of the increase came from the original Plastic Lumber operations and expanded plant capacity at these facilities.

Environmental Recycling Division acquisitions (including Barbella) after November 30, 1997 accounted for $194,000 of the $1,463,000 increase in gross profit in 1998 over 1997. The opening of the CBC facility in late June 1998 contributed $1,049,000 of gross profit and the new dredging operations contributed $648,000 to gross profit for 1998. The soil remediation and environmental construction service companies' gross profit was $428,000 lower in 1998 due to delays in the commencement dates of certain contracts in the $10 million backlog of environmental construction service contracts. The gross profit of Barbella was $1,053,000 lower in 1998 than in 1997 due to lower gross margin contracts.

Cost of sales (excluding depreciation) as a percent of Plastic Lumber sales improved significantly from 88% in 1997 to 70% in 1998. Profitability improved at all of the Lumber plants as a result of implementing manufacturing efficiencies in the Tennessee flow mold facility and tripling the capacity of the Wisconsin facility. The Plastic Lumber Division expects continued improvement in gross profit margins in 1999 from several sources: the Eaglebrook acquisition in January 1999: the national distribution network for residential products; the anticipated "BOCA certification" of the CareFree decking product ("BOCA certification" provides automatic approval by local building inspectors); the expansion into industrial products; the addition of patented structural lumber to the product offerings; and the further development of railroad ties.

Environmental Recycling Division cost of sales (excluding depreciation and amortization of site development costs) increased slightly as a percent of sales from 81% in 1997 to 82% in 1998. The higher gross margins from Environmental Recycling Division acquisitions was more than offset by the lower gross profit margins on environmental construction contracts. The Environmental Recycling Division expects to improve gross profit levels in environmental construction services and an even greater gross margin contribution from a full year's operations from the CBC facility in 1999.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES ("S,G&A")

Consolidated SG&A expenses increased $4,063,000 or 72% to $10,990,000 for 1998 from $6,927,000 in 1997. As a percentage of consolidated sales, SG&A expenses increased from 16% for 1997 to 17% in 1998. Efficiencies in the Environmental Recycling Division only partially offset Plastic Lumber costs incurred to establish a national sales distribution network. Corporate administrative expenses improved to 2.1% of sales in 1998 from 3.4% in 1997 despite making several acquisitions in 1998.

Plastic Lumber SG&A expenses increased $2,597,000 or 156% in 1998 compared to $1,661,000 in 1997. Acquisitions made since the beginning of 1997 accounted for $605,000 or 23% of the Plastic Lumber increase. Plastic Lumber SG&A as a percent of sales increased from 20% in 1997 to 27% in 1998. The Plastic Lumber Division incurred significant expenses developing and maintaining a national sales distribution network and a centralized customer service center. These expenses included adding a Vice President of Sales, regional sales and product line managers as well as personnel for customer service. The Plastic Lumber Division also incurred significant trade show and travel expenses to increase the Company's sales coverage and to integrate acquired manufacturing operations with existing manufacturing plants. The Plastic Lumber Division also continued to invest in research and engineering to commercialize the structural lumber and railroad tie product lines.

Environmental Recycling Division SG&A expenses were unchanged at 10% of related revenue in 1997 and 1998.

INTEREST EXPENSE

Interest expense increased $935,000 to $1,243,000 in 1998 over the $308,000 in 1997. The increase is the result of increased borrowings from the bank lines of credit for working capital and to finance acquisitions, the start up of dredging operations and additional Plastic Lumber plant capacity. It also includes debt service assumed from businesses acquired during 1997 and 1998 and $272,000 of amortization of deferred financing costs of increasing the line of credit at PNC Bank in December of 1997 and obtaining the new credit agreement with a division of Southern Pacific Bank in October 1998.

Total notes payable and capital leases increased by $14,726,000 or 284% from $5,179,000 at December 31, 1997 to $19,905,000 at December 31, 1998. Excluding
the $272,000 amortization of deferred financing costs, interest expense increased by $663,000 or 216%. Interest expense did not increase in the same proportion as the debt increase because a disproportionate share of the total debt increase came in the second half of 1998.

DEPRECIATION AND AMORTIZATION

Depreciation expense increased $1,070,000 or 153% in 1998 compared to 1997 reflecting the significant increase in plant and equipment from both acquisitions and continued capital investments. Amortization expense increased $345,000 in 1998 over 1997 due to goodwill from the numerous acquisitions completed in the second half of 1997 and first half of 1998 and due to dredge site development costs.

LIQUIDITY AND CAPITAL RESOURCES

Cash and cash equivalents totaled $2,913,000 at December 31, 1998 a decrease of $1,691,000 from the $4,604,000 at December 31, 1997. Cash used in operating activities was $8,235,000. The significant increase in revenues during the second half of 1998 resulted in a significant increase in accounts receivable and Plastic Lumber inventories. The Company used its revolving credit agreements to finance the increase in accounts receivable and inventories and to pay down accounts payable and accrued expenses of acquired companies.

Cash used in investing activities was primarily for capital expenditures. The Environmental Recycling Division made capital expenditures in 1998 for property, plant and equipment totaling $5,425,000 including $2,503,000 for the Carteret Biocycle facility, $689,000 for dredge material handling and mixing equipment, $1,590,000 for environmental construction service equipment and $586,000 to improve its Delaware soil remediation plant and soil handling equipment. The Plastic Lumber Division made machinery and equipment purchases totaling $2,831,000 primarily to expand capacity at the Maryland Wisconsin, Indiana and Tennessee manufacturing facilities, to provide recycled plastic washing facilities in its Massachusetts plant and to establish structural lumber and railroad tie production lines in its Tennessee facility. The Company also used a total of $3,885,000 to acquire companies with plant & equipment valued at $6,387,000. The Company used its credit agreements to fund $2,045,000 of permitting and development of the dredge soil reclamation site and $1,230,000 of working capital needed to start up the dredging operations of both Consolidated Technologies and the Joint Venture.

Cash provided by financing activities totaled $20,754,000, including $10,438,000 of net additional bank and equipment financings, $3,956,000 of net proceeds from the issuance of 5% convertible subordinated debentures (see Note 6 to Consolidated Financial Statements) and $6,472,000 net proceeds from equity financings. In addition, the Company assumed $2,774,000 of debt owed by 7 acquired companies and incurred $955,000 of additional debt to make the acquisitions.

Proceeds from new bank and capital lease equipment borrowings totaled $17,847,000 including $13,499,000 under the new credit facility with a division of Southern Pacific Bank ("SPB"). The $672,000 of costs paid out to obtain the SPB credit agreement is being amortized over the agreement's 5 year term. The proceeds of the SPB loans were used to pay off $8,300,000 outstanding under the PNC Bank revolving credit agreement and approximately $770,000 of various equipment loans. During the first ten months of 1998 the Company had borrowed an additional $7,270,000 under its revolving credit agreement with PNC Bank.

During 1998 the Company also borrowed $778,000 from an equipment leasing company, $736,000 from an insurance premium financing company, $550,000 from a state of Pennsylvania development commission and $2,071,000 from various equipment financing companies at favorable interest rates. Repayments of various non-affiliated notes payable, capital leases and credit agreements totaled $12,273,000, including $8,300,000 to PNC Bank, $2,173,000 on other loans outstanding at December 31, 1997, $552,000 on the new bridge and term loans with SPB, $362,000 on the Premium finance loan and $710,000 on debt assumed in acquisitions. The Company also paid back the entire $1,956,810 it owed to affiliates at December 31, 1997.

Equity financings in 1998 included $2,291,000 of proceeds from the exercise of Series A warrants, $234,000 from the exercise of stock options and $4,431,000 from a Private Placement of 211,020 shares of Series B Preferred Stock for $21 per share. The Series B Preferred Stock has a cumulative 10% stock dividend and each preferred share was convertible into seven common shares. (See Note 7 to the consolidated financial statements.) The Company incurred expenses totaling $484,000 to register the common stock underlying the warrants and the Series B convertible preferred stock.

In January 1998, the Company obtained a $4,000,000 increase in its line of credit from PNC Bank to $5,500,000 with repayment originally due on June 30, 1999. The line was secured by certain assets of the Company and the personal guarantees of members of the Stout Partnership (See Certain Transactions). In the second and third quarters of 1998 the PNC line was increased to $8,400,000 and the term was extended to September 30, 1999. As of October 9, 1998, the Company had borrowed a total of $8,300,000 against the PNC line of credit when it was paid off with proceeds from the SPB credit facility.

In October 1998 the Company completed negotiations on a $30 million credit facility with a division of Southern Pacific Bank (See Note 5 to the consolidated financial statements). In October 1998 the Company used this line to payoff the aforementioned PNC Bank line and $690,000 of notes payable secured by equipment at six subsidiary locations. In addition the Company drew down a $2,000,000 bridge loan payable over 18 months. On March 1, 1999 the $1,440,000 balance on the bridge loan was converted into a real estate loan with payments of $6,000 per month and a balloon payment due October 10, 2003. On December 31, 1998 the Company executed a $490,000 term loan with SDPB to repay certain loans owed by S&W Waste, Inc. As of December 31, 1998 the Company had loans totaling $12,946,683 outstanding under the SPB agreement.

The additional unused portion of the SPB line will be used to expand existing operations, increase working capital and to finance acquisitions. An additional $175,000 of financing cost is due on June 9, 1999 to make the full $30 million available to borrow against eligible assets pursuant to the terms of the SPB agreement.

The Company will require additional working capital for the environmental recycling operations, especially for the dredging opportunities being pursued by the Company. Although, there are no material commitments in place currently for capital expenditures, the Company also anticipates requiring additional working capital to expand and upgrade its plastic lumber manufacturing facilities as sales levels increase and as the structural lumber and railroad tie products begin to take hold within their markets. The Company also anticipates using working capital to fund research and development costs with respect to its new products.

PRIVATE PLACEMENTS OF COMMON STOCK IN 1999

The Company has received gross proceeds of $26,574,000 from a series of private placements of common stock in 1999. The Company incurred approximately $1,225,000 of expenses related to these private placements.

ACQUISITION OF BRASS IN 1999

On January 7, 1999, the Company executed a contract to acquire all of the stock of Brass Investment Co. ("Brass"), which owns all the stock of Soil Remediation of Philadelphia ("SRP") and Allied Waste, Inc. ("AWI"). The Company signed a Management Contract taking over all responsibility for day to day management and financial control of SRP and AWI on January 7, 1999. Unaudited sales of SRP and AWI, prior to intercompany eliminations, for the year ended December 31, 1998 were $14,922,000 with unaudited operating income of $2,025,000. The Company purchased Brass for cash plus 1,000,000 shares of restricted common stock and granted 1,500,000 warrants to Louis Paolino, Jr. to purchase restricted common stock. The real estate and accounts receivable of Brass will secure loans to fund the cash portion of the purchase price.

ACQUISITION OF EAGLEBROOK IN 1999

On January 28, 1999 the Company acquired 100% of the stock of Eaglebrook Plastics, Inc. and Eaglebrook Products, Inc. ("Eaglebrook") located in Chicago, Illinois. The Company purchased Eaglebrook for cash plus 1,668,025 shares of restricted common stock, $4,000,000 of convertible secured debentures and 150,000 options to purchase Company stock. The unaudited sales of Eaglebrook were $22,145,000 before $1,706,000 of intercompany eliminations and the unaudited combined operating income was $1,325,000 for the year ended
December 31, 1998.

ACQUISITION OF BARBELLA IN 1999 ACCOUNTED FOR AS A "POOLING  OF INTERESTS"

On June 25, 1999, the Company acquired 100% of the stock of Barbella Environmental Technology, Inc. ("Barbella"), for 810,000 shares of restricted common stock. Barbella is an environmental remediation and construction service company located in Somerville, New Jersey. The Company has accounted for the Barbella transaction as a pooling of interests. Accordingly, the 1998 and 1997 financial statements have been restated to include all of the accounts of Barbella and shares issued to acquire Barbella as if the acquisition had taken place on January 1, 1997.

ISSUANCE OF ADDITIONAL CONVERTIBLE SUBORDINATED DEBENTURES IN 1999

On January 27, 1999 the Company issued an additional $2,500,000 of Convertible Subordinated debentures to the same debenture holders with substantially the same terms as the $4,000,000 issued on December 22, 1998 (See Notes 6 and 13 to the Financial Statements). The proceeds were used in the purchase of Eaglebrook.

LOANS FROM RELATED PARTIES

On February 2, 1999 the Stout Partnership made a $5,000,000 unsecured loan to the Company. The loan bears interest at 10% and matures in 12 months. The proceeds were used in the purchase of Eaglebrook. The Stout Partnership borrowed the $5,000,000 from PNC Bank and the individual partners have personally guaranteed the loan.

In January 1999 the Company borrowed $1,500,000 from a company owned by one of the directors and his family. The loan bears interest at 1% over prime and matures in 18 months. The proceeds were used in the Eaglebrook acquisition.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998 SFAS 133 was issued by the Financial Accounting Standards Board establishing accounting and reporting standards for derivative instruments and hedging activities. The Company does not have any derivative instruments or use any hedging activities. Accordingly, adoption of this standard will not affect the company's financial position or results of operations.

YEAR 2000 ISSUE

Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000 (the "Year 2000 Issue"). The accounting software used by the Company is Year 2000 compliant (meaning it recognizes dates in the Year 2000 and beyond) at most subsidiary operations. The Company anticipates upgrading the accounting software in those remaining subsidiaries in mid 1999. The Company does not anticipate a material financial impact as a result of the Year 2000 Issue nor does it anticipate any material financial expenditure to remedy the Year 2000 date change within its own software. In fact, the Company expenditures to date on investigating and remedying Year 2000 issues has been insignificant.

The Company has completed an internal audit of its computer systems and software to determine what issues, if any, exist. The Company has evaluated the full scope of issues, related costs, and available remedies to insure the Company's systems continue to meet its internal needs. Anticipated costs for system and software modifications will be expensed as incurred. The Company has also completed an internal audit of its non-information technology systems (e.g. manufacturing equipment embedded computer systems) to determine what issues existed in those systems.

However, the Company has no control over Year 2000 compliance by the customers and vendors of the Company. If the Company's customers and vendors are not in Year 2000 compliance, this could provide a material adverse financial impact to the Company. The Company has made inquiry to all of its major customers and suppliers in an attempt to assess the Year 2000 readiness of its major customers and suppliers. The results of this inquiry have not revealed any issues that the Company believes can have a material adverse effect on the financial condition of the Company.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To U.S. Plastic Lumber Corp.:

         We have audited the accompanying consolidated balance sheets
(restated) of U.S. Plastic Lumber Corp. (a Nevada Corporation) and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows (restated) for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Barbella Environmental Technology, Inc., a company acquired during 1999 in a transaction accounted for as a pooling of interests, as discussed in Note 13. Such statements are included in the consolidated financial statements of U.S. Plastic Lumber Corporation and subsidiaries and reflect total assets and total sales, net of 13% and 28% in 1998, respectively, and 23% and 42% in 1997, respectively, of the related consolidated totals. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for Barbella Environmental Technology, Inc., is based solely upon the report of the other auditors.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

         In our opinion, based on our audit and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of U.S. Plastic Lumber Corp. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP

Miami, Florida,
  October 8, 1999.

                   U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEETS (RESTATED)

                        AS OF DECEMBER 31, 1998 AND 1997


                                                                                           1998              1997
                                                                                           ----              ----
                            ASSETS
CURRENT ASSETS:
Cash and cash equivalents                                                               $ 2,912,664       $ 4,603,908
Accounts receivable, net                                                                 16,773,147         9,306,519
Inventories                                                                               4,869,006         1,502,658
Prepaid expenses and other assets                                                         1,514,241           621,234
                                                                                        -----------       -----------

                  Total current assets                                                   26,069,058        16,034,319

Property, plant and equipment, net                                                       19,198,190         6,306,359
Acquired intangibles, net                                                                 9,553,642         7,009,244
Other assets                                                                              5,376,403           552,914
                                                                                        -----------       -----------

                  Total assets                                                          $60,197,293       $29,902,836
                                                                                        ===========       ===========

                  LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable                                                                        $ 6,816,685       $ 5,935,896
Notes payable and capital leases, current portion                                         4,134,362         2,404,607
Notes payable, affiliates                                                                        --         1,956,810
Accrued expenses                                                                          2,303,081         2,524,628
Other current liabilities                                                                 1,735,463         1,807,652
                                                                                        -----------       -----------

                  Total current liabilities                                              14,989,591        14,629,593

Notes payable and capital leases, net of current portion                                 15,770,624           817,011
Deferred income taxes                                                                       498,602           628,884
Minority interest                                                                           250,164                --
Convertible subordinated debentures, net of discount                                      3,555,556                --
                                                                                        -----------       -----------

                  Total liabilities                                                      35,064,537        16,075,488
                                                                                        -----------       -----------

STOCKHOLDERS' EQUITY:
10% Convertible preferred stock, par value $.001; authorized 5,000,000 shares;
     issued and outstanding 382,709 shares and 208,930 shares, respectively
     (aggregate liquidation preference of $7,808,877 and $4,178,600, respectively)              383               209
Common stock par value $.0001, authorized 50,000,000 shares; issued and
     outstanding 19,040,528 shares and 16,431,599 shares, respectively                        1,904             1,643
Additional paid-in capital                                                               24,769,166        12,672,945
Retained earnings                                                                           361,303         1,152,551
                                                                                        -----------       -----------

                  Total stockholders' equity                                             25,132,756        13,827,348
                                                                                        -----------       -----------

                  Total liabilities and stockholders' equity                            $60,197,293       $29,902,836
                                                                                        ===========       ===========


The accompanying notes are an integral part of these consolidated statements.

                   U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF OPERATIONS (RESTATED)

                     YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                                      1998               1997
                                                                      ----               ----
Sales, net                                                        $ 63,719,824       $ 42,763,604
Cost of goods sold                                                  51,956,096         35,673,201
                                                                  ------------       ------------

         Gross profit                                               11,763,728          7,090,403

Selling, general and administrative expenses                        10,989,523          6,927,406
                                                                  ------------       ------------

         Operating income                                              774,205            162,997

Interest income                                                        228,752            105,489
Interest expense                                                    (1,243,244)          (307,636)
Minority interest in joint venture and subsidiary                     (262,659)          (131,897)
Gain on sale of assets                                                 105,588                 --
                                                                  ------------       ------------

         Loss before income taxes                                     (397,358)          (171,047)

Income taxes (benefit)                                                (192,884)           230,602
                                                                  ------------       ------------

         Net loss                                                     (204,474)          (401,649)

Preferred stock dividends earned                                      (677,078)          (409,705)
                                                                  ------------       ------------

         Net loss attributable to common stockholders             $   (881,552)      $   (811,354)
                                                                  ============       ============

Loss per share-basic and diluted                                  $       (.05)      $       (.05)
                                                                  ============       ============

Weighted average common shares outstanding-basic and diluted        17,686,651         14,863,862
                                                                  ============       ============


The accompanying notes are an integral part of these consolidated statements.

                   U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (RESTATED)

                     YEARS ENDED DECEMBER 31, 1998 AND 1997


                                       Convertible
                                     Preferred Stock        Common Stock         Additional
                                    -----------------   --------------------      Paid-In-      Retained
                                    Shares     Amount   Shares        Amount       Capital      Earnings         Total
                                    ------     ------   ------        ------       -------      --------         -----
Balance at December 31, 1996         74,970    $  75    12,482,349   $1,248   $  4,536,677    $ 1,858,940    $  6,396,940
Sale of Series A preferred stock    119,000      119            --       --      2,379,881             --       2,380,000
Preferred stock dividends            14,960       15            --       --        304,725       (304,740)             --
Business acquisitions                    --       --     2,190,150      219      2,277,262             --       2,277,481
Sale of common stock                     --       --     1,111,111      111      2,499,889             --       2,500,000
Common stock issued under
     earnout agreements                  --       --        28,500        3         63,087             --          63,090
Exercise of nonemployee
     stock options                       --       --       202,589       20        358,565             --         358,585
Licensing agreement                      --       --       187,500       19         93,731             --          93,750
Noncompete agreements                    --       --        72,572        7         80,681             --          80,688
Dura Tech agreement                      --       --       150,500       15         75,235             --          75,250
Other issuances                          --       --         6,328        1          3,212             --           3,213
Net loss                                 --       --            --       --             --       (401,649)       (401,649)
                                    -------    -----    ----------   ------   ------------    -----------    ------------

Balance at December 31, 1997        208,930      209    16,431,599    1,643     12,672,945      1,152,551      13,827,348

Business acquisitions and
     earnout agreements                  --       --       952,875       96      3,455,857             --       3,455,953
Sale of Series B preferred
     Stock                          211,020      211            --       --      4,431,209             --       4,431,420
Exercise of options and
     warrants                            --       --     1,044,372      105      2,524,762             --       2,524,867
Costs of issuing common and
     preferred shares                    --       --            --       --       (483,788)            --        (483,788)
Shares and value of options
     issued to directors and
     Stout Partnership                   --       --         4,400       --        512,685             --         512,685
Shares, warrants and options
     issued in connection with
     convertible debentures              --       --       114,800       11        548,949             --         548,960
Debenture proceeds allocated
     to 10% conversion discount          --       --            --       --        444,444             --         444,444
Other issuances                          --       --        29,030        3         75,338             --          75,341
Conversion of Preferred
     to Common                      (66,207)     (66)      463,452       46             20             --              --
Preferred stock dividends            28,966       29            --       --        586,745       (586,774)             --
Net loss                                 --       --            --       --             --       (204,474)       (204,474)
                                    -------    -----    ----------   ------   ------------    -----------    ------------

Balance at December 31, 1998        382,709    $ 383    19,040,528   $1,904   $ 24,769,166    $   361,303    $ 25,132,756
                                   ========    =====    ==========   ======   ============    ===========    ============

 The accompanying notes are an integral part of these consolidated statements.

                   U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS (RESTATED)

                     YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                                                             1998            1997
                                                                                             ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                               $   (204,474)   $  (401,649)
                                                                                         ------------    -----------
  Adjustments reconciling net loss to net cash provided by (used in) operating activities:
    Depreciation                                                                            1,774,873        703,507
    Amortization of all intangibles and dredge site development costs                         614,829        268,279
    Amortization of deferred financing costs                                                  272,366             --
    Income tax provision above (below) taxes paid                                            (801,864)       (87,279)
    Minority interest in Joint Venture and subsidiary                                         262,659        131,897
    Provision for doubtful accounts                                                           101,594        219,053
    Gain on sale of assets                                                                    105,588          1,749
    Compensation expense related to common shares issued                                      170,678         63,090
    Changes in operating assets and liabilities, net of acquisitions:
           Accounts receivable                                                             (5,177,649)    (1,425,848)
           Inventories                                                                     (2,632,092)      (575,126)
           Prepaid expenses and other current assets                                       (1,056,074)        (3,371)
           Other assets                                                                      (404,491)      (373,466)
           Accounts payable                                                                  (514,337)       267,728
           Other liabilities                                                                  579,097        413,825
           Accrued expenses                                                                (1,325,688)     1,000,022
                                                                                         ------------    -----------
                  Total adjustments                                                        (8,030,511)       604,060
                                                                                         ------------    -----------
                  Net cash provided by (used in) operating activities                      (8,234,985)       202,411
                                                                                         ------------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures for property and equipment                                         (8,279,679)    (2,815,879)
   Capital expenditures for dredge disposal site permits and costs                         (2,045,436)            --
   Cash paid for acquisitions, net of cash received                                        (3,885,197)    (1,595,000)
                                                                                         ------------    -----------

               Net cash used in investing activities                                      (14,210,312)    (4,410,879)
                                                                                         ------------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from sales of common stock                                                             --      2,503,213
   Proceeds from exercise of warrants                                                       2,291,193             --
   Proceeds from sales of preferred stock                                                   4,431,420      2,380,000
   Costs of issuing warrants and preferred stock                                             (483,788)            --
   Proceeds from issuance of convertible debentures                                         4,000,000             --
   Proceeds from stock option exercises                                                       233,674        358,585
   Advances (repayment of) due to affiliates, net                                          (1,956,810)     1,521,778
   Proceeds from notes payable and capital leases                                          25,227,300      1,379,987
   Payment of deferred financing and convertible debenture issue costs                       (715,946)            --
   Payments of notes payable and capital leases                                           (12,272,990)    (1,331,671)
                                                                                         ------------    -----------

                           Net cash provided by financing activities                       20,754,053      6,811,892
                                                                                         ------------    -----------
Net change in cash and cash equivalents                                                    (1,691,244)     2,603,424
Cash and cash equivalents, beginning of period                                              4,603,908      2,000,484
                                                                                         ------------    -----------

Cash and cash equivalents, end of period                                                 $  2,912,664    $ 4,603,908
                                                                                         ============    ===========

The accompanying notes are an integral part of these consolidated statements.

                U.S. PLASTIC LUMBER CORPORATION AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

U.S. Plastic Lumber Corp. and its subsidiaries (collectively the "Company") are engaged in the manufacturing of recycled plastic lumber and other products and environmental remediation services, including recycling of soils which have been exposed to hydrocarbons and the beneficial reuse of dredge materials. The Company's plastic lumber customers are located throughout the United States. The Company's environmental remediation, dredge and soil recycling customers are located primarily in the Northeastern United States.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of U.S. Plastic Lumber Corp. and its wholly-owned subsidiaries U.S. Plastic Lumber, LTD, Clean Earth, Inc., Carteret Biocycle Corp. ("CBC"), Clean Earth of New Castle, Consolidated Technologies, Inc. ("CTI"), Integrated Technical Services, Inc. ("ITS") and S&W Waste, Inc. (See subsidiary mergers effective December 31, 1998 in Note 2 and see Note 13 for restatement of accompanying 1998 and 1997 financial statements for acquisition of Barbella in June, 1999). All significant intercompany balances and transactions have been eliminated in consolidation.

In July 1997, the Company and Interstate Industrial Corp. ("IIC") formed a 50/50 joint venture dredging business. The joint venture had minor operations in 1997 incurring a loss of $263,794. The Company manages the day to day dredging operations and has consolidated 100% of the assets, liabilities and results of operations of the joint venture after the Company obtained majority control effective April 1, 1998. A summary of the 1998 operations of the Joint Venture follows:

         Revenues                                            $ 3,062,903
         Operating costs and expenses                          2,298,779
                                                             -----------
         Operating income                                        764,124
         Minority interest                                      (382,062)
                                                             -----------
         Company's portion of income before income taxes     $   382,062
                                                             ===========

The Company provided 100% of the funds to finance the joint venture's operations and all of its cash advances will be returned before any funds are distributed to IIC. The IIC minority interest in the net income of the joint venture since inception totaling $250,164 is shown as minority interest in the accompanying consolidated balance sheet at December 31, 1998. The $119,403 minority interest in the CTI losses prior to June 30, 1998 are combined with the $382,062 minority interest in the IIC joint venture in the statement of Operations.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                U.S. PLASTIC LUMBER CORPORATION AND SUBSIDIARIES

INVENTORIES

Inventories are valued at the lower of cost or market, cost being determined by the first-in, first-out method.


PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed for financial statement purposes by the use of the straight-line method over the estimated useful lives of the assets. Accelerated methods of computing depreciation are used for tax purposes. Upon sale or retirement, the cost and related accumulated depreciation of such assets are removed from the accounts and any resulting gain or loss realized is credited or charged to income during the period. Expenditures for maintenance and repairs are charged to operations as incurred. Significant renewals, improvements and betterments are capitalized.


ACQUIRED INTANGIBLES

The excess of cost over the fair value of net assets of businesses acquired is amortized on a straight-line basis over a period of twenty years. Amortization expense for acquired intangibles was $468,449 in 1998 and $268,279 in 1997. Accumulated amortization of acquired intangibles excluding the Trimax patents was $716,039 at December 31, 1998 and $268,279 at December 31, 1997.


It is the Company's policy to evaluate the excess of cost over the net assets of businesses acquired based on an evaluation of such factors as the occurrence of a significant adverse event or change in the environment in which the business operates or if the expected undiscounted future net cash flows are less than the carrying amount of the asset. An impairment loss would be recorded in the period such determination is made.

OTHER ASSETS

The Company incurred $2,045,436 of costs in 1997 and 1998 to permit and develop dredge material disposal sites in strip mines in Pennsylvania. The costs are being amortized over the total number of yards currently permitted for disposal including $71,071 of amortization in 1998. The $358,478 value assigned to the Trimax patents acquired in 1998 is being amortized over 15 years including $25,000 of amortization in 1998. Other assets are summarized as follows at December 31, 1998:

            Dredge disposal permits and site development, net     $1,974,365
            Deferred credit agreement financing costs, net           799,425
            Deferred convertible debenture costs, net                686,280
            Deposits                                                 392,223
            Patents, net                                             333,478
            Other                                                  1,190,632
                                                                  ----------
                                                                  $5,376,403
                                                                  ==========
REVENUE RECOGNITION

Revenues from the Company's plastic lumber division are recognized at the date the products are shipped. Revenues from the environmental recycling division are recognized on the percentage of completion method when services are performed or upon treatment and certification for disposal of contaminated soil. Under the percentage of completion method, contract revenue is recognized in the ratio of contract costs incurred to date to the estimated total costs to complete the project. Contract costs include all direct and indirect labor, material and equipment depreciation required to complete each contract. A liability is recorded for estimated losses, if any, on uncompleted contracts.

Billings in excess of costs incurred and estimated profit recognized at December 31, 1998 are included in other liabilities. Costs incurred and profits recognized in excess of billings on applicable contracts are included in accounts receivable.

The following is a summary of the costs and estimated earnings on uncompleted contracts at December 31:

                                                                               1998               1997
                                                                           -----------         -----------
     Costs incurred on uncompleted contracts............................   $11,912,140         $18,716,710
     Estimated profit...................................................       521,604           2,312,825
                                                                           -----------         -----------
          Total included in sales.......................................    12,433,744          21,029,535
     Less billings to date..............................................    13,071,445         (20,838,508)
                                                                           -----------         -----------
     Billings under (over) costs and estimated profit...................   $ (637,701)         $   191,027
                                                                           ===========         ===========


                U.S. PLASTIC LUMBER CORPORATION AND SUBSIDIARIES

The Company provides for estimated losses on doubtful accounts. The following is a summary of activity of the Company's allowance accounts:

                                                    1998           1997
                                                 ---------      ---------
         Balance, beginning of year              $ 475,030      $ 148,744
         Provision for doubtful accounts           101,594        219,053
         Write-offs                               (265,725)       (47,662)
         Allowance of acquired entities            150,808        154,895
                                                 ---------      ---------
         Balance, end of year                    $ 461,707      $ 475,030
                                                 =========      =========

STOCK-BASED COMPENSATION

The Company follows Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." In accounting for stock-based transactions with nonemployees, the Company records compensation expense when these types of options are issued. As permitted by SFAS No. 123, the Company accounts for stock-based compensation granted to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

INCOME TAXES

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement basis and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to be settled or realized.

ADVERTISING COSTS

Advertising costs are charged to operations as incurred and were approximately $113,151 and $87,706 in 1998 and 1997, respectively.


CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and trade receivables. The Company maintains its cash and cash equivalents with various financial institutions which are primarily located in the Eastern United States. At December 31, 1998, the Company had bank balances of approximately $1,270,000 (including issued but not cleared checks) in excess of amounts insured by federal deposit insurance. Trade receivables are concentrated primarily in the Northeastern United States. The Company does not require collateral from its customers.


FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments include cash and cash equivalents, receivables, accounts payable, due to affiliates, notes payable and convertible subordinated debentures. The carrying amounts reported in the consolidated balance sheet for these financial instruments approximate their fair value.

                U.S. PLASTIC LUMBER CORPORATION AND SUBSIDIARIES

LOSS PER SHARE

Basic income or loss per share is computed by dividing net income or loss less preferred stock dividends by the weighted average number of shares actually outstanding. Diluted income or loss per share attributable to common stockholders further considers the impact of common stock equivalents to the extent that they are dilutive. The Company's basic and diluted loss per share are the same for both 1998 and 1997 because the common stock equivalents are anti dilutive. See Notes 6 and 7 for potentially dilutive securities.

COMPREHENSIVE INCOME

During the years ended December 31, 1998 and 1997 the Company did not have any changes in its stockholders equity resulting from non-owner sources. Accordingly, comprehensive income as set forth in SFAS NO. 130 was equal to the net loss amounts presented in the statements of operations.

SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid during the year totaled $867,671 and $302,305 for interest in the years ended December 31, 1998 and 1997, respectively, and $ 608,980 and $322,210 for income taxes in 1998 and 1997, respectively.

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

See Notes 2, 5, 6, 7, 11 and 13 for information regarding common shares, stock options, stock warrants and debt issued for acquisitions, non compete agreements, licensing agreement, earnout agreements, the convertible subordinated debentures and loan guarantees by the Stout partners.

2. ACQUISITIONS

1997 ACQUISITIONS

The Company acquired three companies in the plastic lumber business and three companies in the environmental services business in 1997. The $3,872,481 total purchase price for all six acquisitions consisted of 2,190,150 shares of common stock valued at an aggregate of $2,277,481 and cash payments totaling $1,595,000. Several of the acquisitions include non compete agreements and earnout provisions based on achieving specified profitability levels for key employees and former owners.

A summary of the allocation of the $3,872,481 aggregate purchase price of the 1997 acquisitions to net assets acquired follows:


         Working capital (deficit)            $  (675,752)
         Long-term assets                       2,813,281
         Long-term debt assumed                (1,965,040)
         Deferred tax liabilities                (815,885)
         Acquired intangibles                   4,515,877
                                              -----------

         Aggregate purchase price             $ 3,872,481
                                              ===========

1998 ACQUISITIONS

In January 1998 the Company acquired Green Horizon Environmental, Inc. ("GHE"), an environmental services company located in Norristown, Pennsylvania.

                U.S. PLASTIC LUMBER CORPORATION AND SUBSIDIARIES

In February 1998, the Company acquired 55% of the stock of Consolidated Technologies, Inc. ("CTI"), an environmental recycling services company located in Norristown, Pennsylvania.

On February 28, 1998 the Company acquired substantially all of the assets of Chesapeake Plastic Lumber, Inc. ("CPL"), a manufacturer of plastic lumber in Denton, Maryland.

Effective April 30, 1998 the Company acquired 100% of the stock of Cycle-Masters, Inc. ("CMI"), a manufacturer of plastic lumber in Sweetser Indiana.

Effective June 30, 1998 the Company acquired 100% of the stock of Geocore, Inc. ("GCI") a small environmental services company in northern New Jersey.

Effective June 30, 1998 the Company acquired the remaining 45% of CTI. The $119,403 minority interest in the CTI losses prior to June 30, 1998 are combined with the minority interest in the joint venture with IIC in the statement of Operations.

Effective June 30, 1998 the Company purchased substantially all of the assets of Trimax of Long Island, Inc. and Polymerix, Inc. ("Trimax") through the U.S. Bankruptcy Court. The Trimax purchase includes two patents for the manufacture of structural plastic lumber.

On December 30, 1998 the Company acquired 100% of S&W Waste, Inc. ("S&W"), a RCRA facility that recycles and beneficially re-uses industrial wastes and disposes of contaminated materials, located in northern New Jersey.

The total purchase price of $8,517,273 for all of the 1998 acquisitions consisted of 952,875 shares of USPL common stock valued at an aggregate of $3,535,660, cash payments of $3,705,000, issuance of debt totaling $954,952, costs totaling $303,868 and $17,793 assigned to options granted to a former owner. Several of the acquisitions include non compete agreements, stock options and earnout provisions based on achieving specified profitability levels for key employees and former owners.

A summary of the allocation of the aggregate purchase price of the 1998 acquisitions follows:

         Working capital (deficit)            $  (846,926)
         Long-term assets                       7,101,976
         Net deferred tax assets                  333,303
         Long-term debt                        (1,535,609)
         Acquired intangibles                   3,464,529
                                              -----------
         Aggregate purchase price             $ 8,517,273
                                              ===========

All of the acquisitions in 1997 and 1998 have been accounted for as purchases. Accordingly, the results of operations of the acquired companies are included in the Consolidated Financial Statements for periods subsequent to the date of acquisition. The excess of the aggregate purchase price over the estimated fair value of the net assets acquired has been recorded as acquired intangibles and is being amortized on a straight-line basis over a period of twenty years from the effective date of each acquisition (15 years for the $358,478 assigned to the Trimax patents).

Effective December 31, 1998 all of the companies in the Plastic Lumber division were merged into U.S. Plastic Lumber, LTD and Waste Concepts, Inc., GHE and GCI were merged into ITS.

                U.S. PLASTIC LUMBER CORPORATION AND SUBSIDIARIES

The unaudited pro forma combined results of operations of the Company and all of its subsidiaries for the years ended December 31, 1998 and 1997, after giving effect to certain pro forma adjustments as if the acquisitions had taken place on January 1, 1997, are as follows:

                                                                   1998                 1997
                                                                   ----                 ----
         Net sales                                             $   72,295,278     $ 62,775,933
                                                               ==============     ============
         Net loss                                              $       (2,820)    $ (1,505,480)
                                                               ==============     ============
         Net loss attributable to common stockholders          $     (679,898)    $ (1,915,185)
                                                               ==============     ============
         Net loss per share-basic and diluted                  $         (.04)    $       (.12)
                                                               ==============     ============
         Weighted average shares used in computation               18,215,486       16,340,628
                                                               ==============     ============



The foregoing unaudited pro forma results of operations reflect adjustments for amortization of goodwill, depreciation on re-valued buildings and equipment and interest on cash paid to the sellers. Per share amounts are calculated after preferred dividends are subtracted from net income. They do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred at January 1, 1997 or of future results of operations of the consolidated entities.

3. INVENTORIES

Inventories consist of the following at December 31, 1998 and 1997:


                                          1998           1997
                                       ----------     ----------
         Raw materials                 $1,046,926     $  574,463
         Finished goods                 3,822,080        928,195
                                       ----------     ----------
                                       $4,869,006     $1,502,658
                                       ==========     ==========

4.  PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31, 1998 and 1997:


                                              USEFUL LIVES         1998             1997
                                             --------------    ------------      -----------
         Land                                                  $  2,600,000      $        --
         Buildings                           30 to 40 years       3,515,923        1,146,948
         Machinery and equipment              7 to 20 years      17,972,150        8,861,768
         Leasehold improvements               Life of lease         360,365          134,063
         Furniture and office equipment        5 to 7 years         726,059          426,191
                                                               ------------      -----------
                                                                 25,174,497       10,568,970
         Less - accumulated depreciation                         (5,976,307)      (4,262,611)
                                                               ------------      -----------
                                                               $ 19,198,190      $ 6,306,359
                                                               ============      ===========


Depreciation expense was $1,774,873 and $703,507 for the years ended December 31, 1998 and 1997, respectively.

                U.S. PLASTIC LUMBER CORPORATION AND SUBSIDIARIES

5.  NOTES PAYABLE AND CAPITAL LEASES

LINE OF CREDIT AND NEW CREDIT FACILITY

In January 1998, the Company obtained a $4,000,000 increase in its revolving line of credit bringing the total line of credit to $5,500,000. To obtain this increase the Stout Partners, consisting of the Company's Chairman and two directors, pledged assets and guaranteed the line. In exchange for this guarantee the Company granted 320,000 non-employee stock options, exercisable at $2.25 per share, to the Stout Partnership. The $400,000 value of such options is being amortized as interest over the original 18 month term of the line of credit. On August 13, 1998 the Bank added $2,000,000 to the line, bringing the total line to $7,500,000, and extended the maturity date to September 30, 1999. The line was increased to $8,400,000 in October before it was repaid from proceeds of the new credit agreement. (See Note 13 for continuing loan from Stout Partnership.)

In October 1998 the Company negotiated a five year line of credit for $30,000,000 with a division of Southern Pacific Bank ("SPB"). The draws on the line are collateralized by specific equipment and/or inventory and eligible accounts receivable. The line bears interest at 1% over prime on inventory and receivable loans, 1.25% over prime on equipment loans and 2% over prime on real estate loans. The prime rate was 7.75% on December 31, 1998. Loans secured by specific equipment are payable over terms up to 7 years in equal monthly installments with the unpaid balance due in October 2003. The total costs of obtaining the line aggregating approximately $850,000 are being amortized over the five year term of the agreement as interest expense.

In the fall of 1998 the Company made net draws of $13,008,766 including $4,883,766 secured by accounts receivable and inventory, $6,125,000 secured by specific equipment and a $2,000,000 bridge loan which, subsequent to year end, converted to a real estate loan. The proceeds were used to payoff the PNC Bank line and approximately $770,000 of loans secured by specific equipment at six subsidiary locations. Certain equipment loans were left in place for various business reasons. On December 30, 1998 an additional $490,000 equipment loan was taken out in connection with the purchase of S&W.

Notes payable and capital leases consist of the following at December 31, 1998 and 1997:

                                                                                           1998             1997
                                                                                      ------------      -----------
         Line of credit, bearing interest at 9% due December 31,
              paid in October 1998                                                     $       --        $600,000
         Non interest bearing money purchase mortgage note
              payable in monthly installments of $18,939 through
              December 31, 2009 including interest imputed at
              8.5%, collateralized by the S&W facility                                  1,620,637              --
         Premium finance agreement payable in monthly
              installments of $63,383 through May 31, 1999
              including interest at 7.12%,                                                311,352              --
         Bridge loan converted to Real Estate Loan under the loan
              agreement with SPB on March 1, 1999 payable in monthly
              installments of $6,000 with a balloon payment due October 10,
              2003, bearing interest at 2% over prime, collateralized by
              the CBC facility                                                          1,666,667              --
         Equipment term loans under loan agreement with SPB,
              due in monthly installments of $78,750 and a balloon payment due
              October 9, 2003, bearing interest at prime plus 1.25%,
              collateralized by equipment of certain subsidiaries of the Company        6,396,250              --


                U.S. PLASTIC LUMBER CORPORATION AND SUBSIDIARIES

         Capital lease payable in monthly installments of $15,470 through
              July 24, 2003 including interest at 8.58%,
              collateralized by certain plastic lumber equipment                           717,462               --
         Note payable in monthly installments through April 1,
              2002, bearing interest at 7.565%, collateralized by
              all assets at the Auburn, MA facility                                        318,382          387,772
         Notes payable to government agency, payable in monthly
              installments totaling $9,505, including interest
              at 5% to 5.5%,                                                               486,184               --
         Non interest bearing note with customer, payable at $.01 per pound of plastic shipped to the customer
              (approximately 700,000 pounds per month)                                     239,663          300,000
         Receivables and Inventory loans under loan agreement
              with SPB, interest payments due monthly at prime plus 1%,
              collateralized by substantially all accounts receivable and
              $1,667,000 of inventories of subsidiaries of the Company                   4,883,766               --
         Other notes payable, bearing interest ranging from 7.5%
              to 10.5%, repaid in 1998                                                          --        1,869,635
         Note payable to sellers of CMI, bearing interest at 8.5%,
              due on May 31, 1999                                                          436,605               --
         Note payable to seller of S&W, bearing interest at prime,
              plus 1%, repaid on February 2, 1999                                          500,000               --
         Other notes and capital leases payable monthly, maturing
              from November 8, 2000 to October 9, 2003, with interest ranging from 6% to 11.75%, collateralized
              by various equipment of subsidiaries of the Company                        2,328,018           64,211
                                                                                      ------------      -----------

         Total notes payable and capital leases                                         19,904,986        3,221,618

         Less current portion                                                           (4,134,362)      (2,404,607)
                                                                                      ------------      -----------

         Long-term portion                                                            $ 15,770,624      $   817,011
                                                                                      ============      ===========


Notes payable and capital leases mature as follows:

                       YEAR ENDING                           AMOUNTS
                       -----------                         -----------

                       1999                                $ 4,134,362
                       2000                                  2,190,688
                       2001                                  2,055,803
                       2002                                  1,650,388
                       2003                                  8,797,126
                       2004 and later                        1,076,619
                                                           -----------
                                                           $19,904,986
                                                           ===========

6.  CONVERTIBLE SUBORDINATED DEBENTURES

On December 22, 1998 the Company issued $4,000,000 of subordinated debentures convertible into common stock at the lower of $5.29 or 90% of the lowest trading price in the four days preceding the conversion date. The $444,444 allocated to the 10% discount on conversion was recorded as additional paid-in-capital and will accrete to the debentures

                U.S. PLASTIC LUMBER CORPORATION AND SUBSIDIARIES outstanding as additional interest expense over the period to the earliest conversion date. The conversion price is adjustable downward if, in the one year period ending December 22, 1999, the Company issues convertible securities or common stock at a more favorable price than the debenture conversion price. The 5% per annum debenture interest is payable 1.25% per quarter starting April 1, 1999. The Company issued the debenture holders warrants to purchase 100,000 shares of common stock for $7.215 per share at any time before December 22, 2003. See Note 13 for issuance of additional $2,500,000 debentures subsequent to yearend.

The debentures mature on December 22, 2003, however, beginning on June 22, 1999 the debenture holders have the right to force the Company to redeem up to $1,000,000 of debentures at a 10% premium (i.e. $1,100,000 for $1,000,000 of debentures). In addition the debenture holders can require the Company to redeem 100% of the debentures at a 30% premium if the Company fails to register the underlying shares with the Securities and Exchange Commission before August 19, 1999. The Company intends to register the shares underlying the debentures before August 19, 1999 and keep the registration statement effective until December 22, 2001 as required by the debenture agreement.

The debenture holders can force the Company to issue up to $1,500,000 of debentures on the same terms at any time until December 22, 2001. This "Call" right is in addition to the $2,500,000 of debentures issued in January 1999 (See Note 13). The Company can compel the debenture holders to purchase an additional $500,000 of debentures between June 22, 1999 and December 22, 1999. However, the maximum total debentures that can be issued is $8,000,000. The Company must issue additional warrants in the same proportion (2.5%) as any additional debentures are issued.

The Company incurred costs totaling $688,116 related to the $4,000,000 debentures including $197,600 assigned to the 100,000 warrants. These costs are being amortized as additional interest expense over the five year term of the debentures. The unamortized balance is included in other assets. If the debentures are converted into common stock the unamortized balance will be charged to additional paid-in-capital.

7.  CAPITAL STOCK

SERIES A CONVERTIBLE PREFERRED STOCK

In 1996 and 1997 the Company sold 193,970 shares of the Company's Series A Preferred Stock for total gross proceeds of $3,879,400. The shares are nonvoting and have a 10% cumulative stock dividend payable semiannually. The dividend is payable only in Series A Preferred Stock. No cash dividends will be paid. Each share is convertible into seven shares of the Company's Common Stock at the option of the stockholder or mandatorily on the date a registration statement, which would yield the Company $10 million in proceeds, is declared effective by the Securities and Exchange Commission ("SEC"). In the event of any liquidation, after payment of debts and other liabilities, the holders of Series A Preferred Stock will be entitled to receive, before the holder of any of the Common Stock, the stated value of $20 per share plus any unpaid dividends. The Series A Preferred Stock can be redeemed at any time at the sole option of the Company for $25 per share. In 1998 approximately 2,431 Series A shares were converted into 17,017 common shares.

Semi annual 5% stock dividends were declared as of March 31 and September 30 each year for a total of 21,511 and 14,960 Series A shares in 1998 and 1997, respectively. At December 31, 1998 approximately 228,012 Series A shares are outstanding.

SERIES B CONVERTIBLE PREFERRED STOCK

In the summer of 1998 the Company issued 211,020 shares of Series B Preferred Stock to accredited investors. The Series B shares have substantially the same rights and features as the Series A Preferred shares except that the stated and liquidation value of the Series B shares is $21.00 per share. A 5% stock dividend of 7,455 Series B shares was declared as of September 30, 1998 for the pro rata portion of the six month period that the Series B preferred shares were outstanding. In 1998 approximately 63,776 Series B shares were converted into 446,432 common shares. At December 31, 1998 approximately 154,697 Series B shares are outstanding.

                U.S. PLASTIC LUMBER CORPORATION AND SUBSIDIARIES

EMPLOYEE STOCK OPTIONS

The Company has granted stock options to key employees and directors. The option price at the date of grant is determined by the Board of Directors and is generally tied to the market price of the Company's freely trading shares. The term for exercising the stock options is generally ten years. Stock options granted by the Company generally vest ratably over a period of three years. Employee stock option activity in 1998 is as follows:


                                                         Weighted Average   Number of Options
                                                          Exercise Price      Outstanding
                                                         ----------------   -----------------
         Outstanding at December 31, 1996                     $4.26               307,000
              Granted                                          3.47             1,220,000
              Exercised                                          --                    --
              Canceled                                         4.33              (177,000)
                                                              -----            ----------
         Outstanding at December 31, 1997                     $3.54             1,350,000
              Granted                                          3.65               536,000
              Exercised                                          --                   --
              Canceled                                         4.43              (215,000)
                                                              -----            ----------
         Outstanding at December 31, 1998                     $3.46             1,671,000
                                                              =====            ==========
         Options exercisable at December 31, 1998             $3.41             1,207,334
                                                              =====            ==========



         Additional information regarding options outstanding at December 31, 1998 follows:


                                         Outstanding                  Exercisable
                                   -----------------------       -----------------------
               Range of                           Weighted                      Weighted
          Exercise Prices                         Average                       Average
         ------------------                       Exercise                      Exercise
          Low          High         Number         Price          Number          Price
         -----        -----        ------------------------      -----------------------
         $2.25        $4.00        1,533,500        $3.30        1,109,833        $3.23

          4.50         7.22          137,500         5.24           97,501         5.42
         -----        -----        ---------        -----        ---------        -----

         $2.25        $7.22        1,671,000        $3.46        1,207,334        $3.41
         =====        =====        =========        =====        =========        =====


The following table summarizes the pro forma consolidated results of operations of the Company as though the fair value based accounting method in SFAS 123 had been used in accounting for employee stock options for the years ended
December 31, 1998 and 1997.

                                                                 1998               1997
                                                            ------------         ---------
  As reported results of operations:
         Net loss                                            $   (204,474)        $(401,649)
                                                             ============         =========

         Net loss attributable to common stockholders        $   (881,552)        $(811,354)
                                                             ============         =========

         Net loss per share basic and diluted                $       (.05)        $    (.05)
                                                             ============         =========

         Pro forma results of operations:

         Net loss                                            $   (401,094)        $(455,578)
                                                             ============         =========

         Net loss attributable to common stockholders        $ (1,078,172)        $(865,283)
                                                             ============         =========

         Net loss per share basic and diluted                $       (.06)        $    (.06)
                                                             ============         =========



                U.S. PLASTIC LUMBER CORPORATION AND SUBSIDIARIES

For purposes of the above disclosure, the determination of the fair value of stock options granted in 1998 and 1997 was based on the following: (i) a risk free interest rate of 7.5%; (ii) expected option lives of seven years; (iii) expected volatility in the market price of the Company's common stock of 75%; and (iv) no expected dividends on the underlying common stock.

NONEMPLOYEE STOCK OPTIONS

Magellan Finance Corporation ("Magellan"), a stockholder, was originally granted options to purchase up to 353,684 shares of the Company's common stock at $1.77 per share. Magellan exercised 117,895 of the options in 1997 and another 117,895 options in September 1998. The remaining 117,894 options expire on June 30, 1999. If Magellan does not exercise its option to purchase the shares, then the Company is obligated to issue the shares to certain USPL stockholders at no cost.

The Stout Partnership was granted 320,000 options at $2.25 per share in January 1998 in exchange for enabling the Company to obtain a line of credit by providing guarantees (see Notes 5 and 13). In 1998 options for a total of 37,500 shares at a $3.50 exercise price were granted to outside directors. A total of $100,000 was recorded as compensation expense and added to additional paid-in-capital for these nonemployee director options. Options for 20,000 shares with a $5 exercise price were also granted in one of the 1998 acquisitions and options for 10,000 shares with a $3.50 price were granted in connection with the convertible debentures.

 Nonemployee stock option activity in 1998 and 1997 is summarized as follows:


                                                              Number of
                                           Weighted Average    Options
                                            Exercise Price   Outstanding
                                           ----------------  -----------
         Outstanding at December 31, 1996        $1.81         463,379
              Granted                               --              --
              Exercised                           1.77        (202,589)
              Canceled                            2.50          (5,000)
                                                 -----        --------

         Outstanding at December 31, 1997        $1.83         255,790
              Granted                             2.55         387,500
              Exercised                           1.80        (122,895)
              Canceled                              --              --
                                                 -----        --------
         Outstanding at December 31, 1998        $2.37         520,395
                                                 =====        ========
         Stock options exercisable               $2.54         402,500
                                                 =====        ========



STOCK WARRANTS

The Company previously issued 950,000 of Series A and 950,000 Series B warrants to purchase the Company's common stock at $2.50 and $4.50 per share, respectively. The Company received $2,291,193 from the exercise of 916,477 Series A warrants in 1998. The 33,523 unexercised Series A warrants expired on June 30, 1998. None of the Series B warrants were exercised and all 950,000 of the Series B warrants expired in the third quarter of 1998.

The Company issued the debenture holders warrants to purchase 100,000 shares of common stock for $7.215 per share at any time before December 22, 2003. Warrants to purchase 62,500 shares for $7.215 per share will be issued in 1999 as a result of the issuance of $2,500,000 of convertible debentures in January 1999 (see Notes 6 and 13).

                U.S. PLASTIC LUMBER CORPORATION AND SUBSIDIARIES

EARNOUT AGREEMENT

The Company has earnout agreements with certain shareholders that provide for 4,609,386 shares of the Company's Common Stock to be reserved for issuance if certain sales/production goals for plastic lumber product are achieved prior to December 31, 2000 as set forth in the March 29, 1996 Agreement and Plan of Reorganization between Earth Care Global Holdings, Inc. and Educational Storybooks International, Inc. The additional shares, if any, will be issued at their then current fair value and allocated to acquired intangibles as an additional cost of the reverse merger of Earth Care Global Holdings, Inc. with USPL and the subsequent reverse merger of USPL with Clean Earth Inc. ("CEI") in 1996. See note 13 for 15% settlement offer.

STOCK RESERVED

At December 31, 1998, common stock was reserved for the following:

                  Shares contingently issuable to USPL and CEI shareholders            4,609,386
                  Conversion of Series A and B Preferred Stock                         2,678,963
                  Non employee stock options                                             520,395
                  Employee stock options                                               1,671,000
                  Shares contingently issuable under other earnout  provisions           175,500
                  Warrants issued to convertible debenture holders                       100,000
                  Convertible debentures                                                 756,001
                                                                                      ----------
                                                                                      10,511,245
                                                                                      ==========


8. EMPLOYEE BENEFIT PLANS

The Company has defined contribution 401(k) and profit sharing plans that cover substantially all employees who have met the eligibility requirements. Employees may contribute up to the maximum allowable under current regulations to the 401(k). There are no employee contributions to the profit sharing plan. The Company's contribution to each plan is at the discretion of the Company. The Company contributed $14,808 to plans of two of its subsidiaries during 1998 (none in 1997).


9.  INCOME TAXES

The provision for income taxes includes federal and state taxes currently payable and those deferred because of temporary differences between financial statement and tax basis of assets and liabilities. The components of the provision for income taxes (benefit) included in the consolidated statements of operations is as follows:


                                 1998             1997
                             ---------         ---------
         Current:
             Federal         $ 411,087         $ 128,777
             State             257,773           202,382
                             ---------         ---------
                               668,860           331,159
                             ---------         ---------

         Deferred:
             Federal          (563,758)          (38,202)
             State            (297,986)          (62,355)
                             ---------         ---------
                              (861,744)         (100,557)
                             ---------         ---------
                             $(192,884)        $ 230,602
                             =========         =========

                U.S. PLASTIC LUMBER CORPORATION AND SUBSIDIARIES

The provision for income taxes differed from the amount obtained by applying the federal statutory income tax rate to pre-tax accounting income (loss), as follows:

                                                                1998             1997
                                                            ---------         ---------
         Tax at statutory rate of 34%                       $(135,102)        $ (58,156)
         State taxes, net of Federal benefit                  (26,441)           99,992
         Nondeductible goodwill                               155,601            88,720
         Increases (decreases) in valuation reserves         (169,252)          124,788
         Other                                                (17,690)          (24,742)
                                                            ---------         ---------
              Income tax benefit                            $(192,884)        $ 230,602
                                                            =========         =========



Deferred taxes primarily represent the impact of businesses acquired in 1998 and 1997 that formerly accounted for Federal income taxes on a cash basis and differences between the fair market value and tax basis of equipment owned by acquired companies. At December 31, 1998 the Company had Federal and state net operating loss carryforwards of approximately $6,000,000 and $4,300,000, respectively, that expire in 2002 through 2012. For financial reporting purposes a valuation allowance of $2,300,000 has been established to offset the net deferred tax assets related to these carryforwards. If realized in the future, most of the benefit of these carryforwards will be recorded as a reduction of acquired intangible assets.

In 1998 the Company reduced the valuation reserves on deferred tax assets of Companies acquired in 1996 and 1997. Accordingly, net deferred tax liabilities and the related acquired intangibles were reduced by $150,000. Deferred tax assets of acquisitions in 1998 also reduced the net deferred tax liability.


10.  RELATED PARTY TRANSACTIONS

In 1997 and 1998, the Company borrowed up to $2,400,000 under a $2,500,000 line of credit agreement from a company controlled by a member of the Board of Directors and his family. The line of credit bears interest at prime plus 1% and expires on June 30, 1999. No balance was outstanding at December 31, 1998 (See Note 13) and $1,956,810 was outstanding at December 31, 1997. The Company paid $171,849 and $90,938 in interest on this line in 1998 and 1997, respectively.


11.  COMMITMENT AND CONTINGENCIES

OPERATING LEASES

The Company leases office space, equipment, manufacturing facilities, and land under non-cancelable operating leases that expire at various dates through 2028. Future minimum payments are as follows for the years ending December 31:


                                              TOTAL
                                          -----------
                   1999                   $ 1,976,000
                   2000                     1,248,000
                   2001                       829,000
                   2002                       710,000
                   2003                       589,000
                   Thereafter               5,501,000
                                          -----------
                             Total        $10,853,000
                                          ===========

                U.S. PLASTIC LUMBER CORPORATION AND SUBSIDIARIES

The Company leases approximately 7.5 acres of land at its soil recycling facility at a rental of $1.00 per ton of soil received with a minimum rental of $50,000 per year. Rent expense under this lease was $219,986 and $192,223 in 1998 and 1997, respectively. The lease was renewed for five years in 1998 and contains two five-year renewal options. The lessor has the right and option at the time of renewal to require the Company to purchase the property at a purchase price of $100,000 per acre subject to annual escalation based on the Consumer Price Index from inception of the lease.

The Company currently leases approximately 5 acres of land under the CBC facility. The lease term is 30 years with two renewal options Rent expense for all operating leases for the years ended December 31, 1998 and 1997 was approximately $1,013,000 and $563,000, respectively.

EMPLOYMENT AGREEMENTS

At December 31, 1998, the Company had employment agreements with certain officers and key employees. Salaries and benefits expense recorded under the Agreements totaled approximately $1,714,000 and $792,000 during years ended December 31, 1998 and 1997, respectively. Future minimum payments under these employment agreements are as follows:

         Year Ending December 31,                  Amount
         ------------------------                  ------
                   1999                           $1,864,000
                   2000                            1,659,000
                   2001                            1,053,000
                   2002                              303,000
                   2003                               46,000
                                                  ----------
                                                  $4,925,000
                                                  ==========

COVENANT NOT TO COMPETE

The Company had a covenant not to compete agreement requiring payments of $2.00 per ton of soil received for processing. Payments under the covenant not to compete totaled $187,008 and $384,446 for 1998 and 1997, respectively. The requirement to make payments ended on August 31, 1998.


LEGAL PROCEEDINGS

The Company is subject to claims and legal actions that arise in the ordinary course of its business. The Company believes that the ultimate liability, if any, with respect to these claims and legal actions, will not have a material effect on the financial position or results of operations of the Company.

LICENSING AGREEMENT

During February of 1997, the Company entered into a licensing agreement with Rutgers University for the rights to commercially develop, manufacture and sell a composite building material from recycled waste. In exchange for $10,000 in cash and 187,500 shares of the Company's common stock, the Company received an exclusive license to use this material for certain applications, including railroad ties, marine pilings and building materials. The total consideration was valued at $103,750 and has been recorded as a component of other assets in the consolidated balance sheet. This agreement is in effect for at least ten

                U.S. PLASTIC LUMBER CORPORATION AND SUBSIDIARIES years from the date of the initial product sales and requires the Company to pay a maintenance fee and a 3% royalty fee. Such fees are subject to certain minimum future payment thresholds, as follows:

                                     MAINTENANCE      ROYALTY
                                        FEE             FEE
                                     --------        --------
         1999                        $ 10,000        $ 40,000
         2000                          10,000          60,000
         2001                          10,000          60,000
         2002                          10,000          60,000
         2003                          10,000          60,000
         Thereafter                    50,000         300,000
                                     --------        --------
                                     $100,000        $580,000
                                     ========        ========

The Company had minimal initial product sales in 1998 and paid $21,667 of maintenance and prorated royalty fees in 1998 after the initial shipments of railroad ties were made to potential customers for testing.

ROYALTY AGREEMENT

Carteret Biocycle, Inc. ("CBC") has a license and operating agreement with SD&G Aggregates, Inc. ("SD&G") to conduct remediation of contaminated soils. The Company pays SD&G a royalty of 2% of CBC's sales. CBC commenced operations in July 1998 and recorded royalty expense of $33,360 in 1998.

SIGNIFICANT CUSTOMERS

The Plastic Division had sales to one customer of $4,117,000 in 1998 and $2,590,000 in 1997.

12.  SEGMENT REPORTING

The Company's sales generating operations are conducted through its Plastic Lumber Division and its Environmental Recycling Division. Separate monthly consolidated financial statements are prepared for each division. There are no inter segment or foreign revenues. The corporate administrative expenses consist of the executive officers of the Company and include the legal, accounting and enterprise wide cash management functions and public company expenses. Substantially all of the debt and related interest expense is also retained at corporate. The corporate administrative and interest expenses are not allocated to the two Divisions for management reports. The operating income of each of the Divisions is the principal measurement tool used to manage the two segments.The operating results of each segment and the reconciliation of each element to the consolidated statement of operations for each of the years ended December 31, 1998 and 1997 follows (in thousands):

                                                                                            1998            1997
                                                                                         --------         --------
         Revenues:
              Environmental recycling                                                    $ 48,000         $ 34,633
              Plastic lumber                                                               15,720           8 ,130
                                                                                         --------         --------
                                                                                         $ 63,720         $ 42,763
                                                                                         ========         ========
         Operating income (loss):
              Environmental recycling                                                    $  2,883         $  2,795
              Plastic lumber                                                                 (596)          (1,033)
              Corporate                                                                    (1,513)          (1,600)
                                                                                         --------         --------
                                                                                         $    774         $    162
                                                                                         ========         ========
         Depreciation and amortization:
              Environmental recycling                                                    $  1,101         $    420
              Plastic lumber                                                                1,115              392
              Corporate                                                                       174              160
                                                                                         --------         --------
                                                                                         $  2,390         $    972
                                                                                         ========         ========


                U.S. PLASTIC LUMBER CORPORATION AND SUBSIDIARIES

Information with respect to assets and capital expenditures of the segments and reconciliation to the financial statements is set forth below (in thousands):


                                                                        1998           1997
                                                                      -------        -------
         Segment assets at December 31:
              Environmental recycling                                 $34,753        $14,790
              Plastic lumber                                           22,915         15,113
              Corporate                                                 2,529             --
                                                                      -------        -------
                                                                      $60,197        $29,903
                                                                      =======        =======

         Capital expenditures for the years ended December 31:
              Environmental recycling                                 $ 5,425        $ 1,690
              Plastic lumber                                            2,831          1,126
              Corporate                                                    23             --
                                                                      -------        -------
                                                                      $ 8,279        $ 2,816
                                                                      =======        =======


13.  SUBSEQUENT EVENTS

ACQUISITION OF BRASS

On January 7, 1999, the Company executed a contract to acquire the all of the stock of Brass Investment Co. ("Brass"), which owns all the stock of Soil Remediation of Philadelphia ("SRP") and Allied Waste, Inc. ("AWI"). SRP operates a soil remediation facility in Philadelphia, PA similar to the Company's soil remediation facility in New Castle, DE and has been a competitor of the Company. AWI provides environmental services similar to the Company's environmental services division. The Company signed a Management Contract on January 7, 1999 taking over all responsibility for day to day management and financial control of SRP and AWI as of that date. Unaudited sales of SRP and AWI, prior to intercompany eliminations, for the year ended December 31, 1998 were $14,922,000 with unaudited operating income of $2,025,000. The Company finalized its transaction with Brass in March 1999. The Company purchased Brass for cash plus 1,000,000 shares of restricted common stock plus granted 1,500,000 warrants to Louis Paolino, Jr. to purchase restricted common stock of the Company. The real estate and accounts receivable of Brass will secure loans to fund the cash portion of the purchase. The acquisition of Brass will be accounted for as a purchase.

ACQUISITION OF EAGLEBROOK

On January 28, 1999 the Company acquired 100% of the stock of Eaglebrook Plastics, Inc. and Eaglebrook Products, Inc. ("Eaglebrook"), located in Chicago, Illinois. Eaglebrook processes HDPE for use as a raw material and produces plastic lumber similar to the Company's. Eaglebrook also produces composite lumber through a continuous extrusion process. The Company purchased Eaglebrook for cash plus 1,668,025 shares of restricted common stock, $4,000,000 of convertible secured debentures and 150,000 options to purchase common stock. The acquisition of Eaglebrook will be accounted for as a purchase.

The Company will lease the 260,000 square foot Chicago facility from the sellers for ten years at a monthly rental of $39,181 with an option to purchase the facility for $3,000,000. The Sellers all signed three year employment contracts and will manage the Company's Plastic Lumber Division. The unaudited sales of both Eaglebrook companies were $22,145,000, before $1,706,000 of intercompany eliminations, and the unaudited operating income was $1,325,000 for the year ended December 31, 1998.

ISSUANCE OF CONVERTIBLE SUBORDINATED DEBENTURES

On January 26, 1999 the Company issued an additional $2,500,000 of Convertible Subordinated debentures to the same debenture holders with substantially the same terms as the $4,000,000 issued on December 22, 1998 (see Note 6). The debenture holders can demand repayment of the $2,500,000 only during the first quarter of 2000. The proceeds were used in the purchase of Eaglebrook.

                U.S. PLASTIC LUMBER CORPORATION AND SUBSIDIARIES

LOANS FROM RELATED PARTIES

On February 2, 1999 the Stout Partnership made a $5,000,000 unsecured loan to the Company. The loan bears interest at 10% and matures in 18 months. The proceeds were used in the purchase of Eaglebrook. The Stout Partnership borrowed the $5,000,000 from PNC Bank and the individual partners have personally guaranteed the loan. In January 1999 the Company borrowed $1,500,000 from a company owned by one of the directors and his family (see Note 10). The loan bears interest at 1% over prime and matures in 12 months. The proceeds were used in the Eaglebrook acquisition.

PRIVATE PLACEMENTS OF COMMON STOCK

The Company has received gross proceeds of $26,574,000 from a series of private placements of 4,090,171 shares of common stock in 1999. The Company incurred approximately $1,225,000 of expenses related to these private placements.

ACQUISITION OF BARBELLA IN 1999 ACCOUNTED FOR AS A "POOLING  OF INTERESTS"

On June 25, 1999, the Company acquired 100% of the stock of Barbella Environmental Technology, Inc. ("Barbella"), an environmental remediation and construction service company located in Somerville, New Jersey. The Company incurred merger costs totaling $595,000 in the Barbella transaction which will be charged to expenses in the second quarter of 1999. The Company has accounted for the Barbella transaction as a pooling of interests. Accordingly, the 1998 and 1997 financial statements have been restated to include the applicable amounts for Barbella as if the acquisition had taken place on January 1, 1997. Following is a summary of the Barbella amounts included in the accompanying restated income statements for the years ended December 31:

                                             1998                 1997
                                        ------------         -----------
         Net sales                      $ 18,014,884         $18,024,223
         Net income (loss)                  (300,272)            303,980
         Income (loss) per share        $       (.02)        $       .02



The statement of shareholders equity has also been restated to include $1,957,169 of retained earnings and $100,000 of additional paid in capital of Barbella as of January 1, 1997.

SETTLEMENT OF EARNOUT AGREEMENT WITH HISTORICAL SHAREHOLDERS

In August of 1999 the Company proposed a 15% settlement to all shareholders entitled to receive 4,609,386 shares of common stock ("Historical Shareholders") under the earnout agreement described in Note 7. As of October 1, 1999, Historical Shareholders entitled to receive 4,410,794 shares under the earnout agreement have accepted the settlement offer and on approximately January 5, 2000 the Company will issue 661,732 restricted shares in full settlement of the earnout agreement with these Historical shareholders. The Company has open offers to issue a total of 29,676 shares to settle with the Historical Shareholders entitled to the remaining 198,592 shares under the earnout agreement. The value assigned to the total shares ultimately issued pursuant to the settlement will be added to acquired intangibles and amortized over approximately 17 years.

                   U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

           DESCRIPTION OF PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                                   (Unaudited)

The following unaudited pro forma consolidated financial information gives effect to the combination for financial reporting purposes of U.S. Plastic Lumber Corp. and the subsidiary companies owned as of December 31, 1996 (USPLC) with the following companies acquired since December 31, 1996:

         Recycled Plastics Industries, Inc. (RPI), acquired January 27, 1997

         Advanced Remediation and Disposal Technologies, Inc. (ARDT), acquired February 24, 1997

         Environmental Specialty Products, Inc. (ESP), acquired March 28, 1997

         Integrated Technical Services, Inc. (ITS), acquired March 31, 1997

         EnviroPlastics Corporation (EPC), acquired June 30, 1997

         Waste Concepts, Inc. (WCI), acquired November 18, 1997

         Green Horizon Environmental, Inc. (GHE), acquired January 2, 1998

         Chesapeake Plastic Lumber, Inc. (CPL), acquired March 1, 1998

         Cycle-Masters, Inc. (CMI), acquired May 13, 1998

         Trimax of Long Island, Inc. and Polymerix, Inc. (Trimax), acquired June 30, 1998

         Geocore, Inc. (GCI), acquired June 30, 1998

         S&W Waste, Inc. (S&W), acquired December 30, 1998

         Eaglebrook Plastics, Inc. and Eaglebrook Products, Inc. (Eaglebrook), acquired January 28, 1999

         Brass Investment Co. (Brass), acquired March 23, 1999

         Barbella Environmental Technology, Inc. (Barbella), acquired June 29, 1999

The pro forma consolidated financial information is based on the historical financial statements of USPLC, RPI, ARDT, ESP, ITS, EPC, WCI, GHE, CPL, CMI, GCI, S&W, Eaglebrook and Brass and on estimates and assumptions set forth below and in the notes to the pro forma consolidated financial information. Insignificant acquisitions (e.g. Brigadoon, acquired on June 30, 1999) and companies with insignificant or no operations (e.g. CTI) are not included in the pro forma information. Trimax is not included because no information was available to USPLC on the Trimax operations before and during the period it was under the protection of the Federal bankruptcy court.

As of December 31, 1998 the balance sheets of USPLC, RPI, ARDT, ESP, ITS, EPC, WCI, GHE, CPL, CMI, Trimax, GCI, and S&W are included in the USPLC consolidated balance sheet which has been restated for the acquisition of Barbella which was accounted for as a" Pooling of Interests". The pro forma consolidated balance sheet as of December 31, 1998 gives effect to the combination of the restated USPLC, Eaglebrook and Brass as if the acquisitions had occurred on the latest balance sheet date, December 31, 1998.

The pro forma consolidated statements of operations present pro forma results from operations for the years ended December 31, 1998 and 1997. For purposes of the pro forma consolidated statements of operations, the acquisitions of RPI, ARDT, ESP, ITS, EPC, WCI, GHE, CPL, CMI, GCI, S&W, Eaglebrook and Brass are included as if the acquisitions had occurred on January 1, 1997. The acquisition of Barbella is included in the restated USPLC as if Barbella had always been a part of the consolidated group.

The pro forma consolidated statement of operations for the year ended
December 31, 1998 includes: (i) the audited financial information of USPLC for the year ended December 31, 1998 (which includes USPLC, restated to include the audited financial information of Barbella, for the full year, and, for the following periods ended December 31, 1998, GHE twelve months, CPL ten months, CMI eight months, Trimax six months and GCI six months); (ii) the unaudited financial information of CPL for the two month period ended February 28,1998;
(iii) the unaudited financial information of CMI for the four months ended April 30, 1998; (iv) the unaudited financial information of GCI for the six months ended June 30, 1998; (v) the unaudited financial information of S&W for the year ended December 31, 1998; (vi) the audited financial information of Eaglebrook for the year ended December 31, 1998; and (vii) the audited financial information of Brass for the year ended December 31, 1998.

The pro forma consolidated statements of operations for the year ended December 31, 1997 includes: (i) the audited financial information of USPLC (which include USPLC, restated to include the audited financial information of Barbella, for the year ended December 31, 1997 and, for the following periods ended December 31, 1997: RPI eleven months, ARDT ten months, ESP and ITS nine months, EPC six months and WCI one month); (ii) the unaudited financial information of GHE, CPL, GCI and S&W for the year ended December 31, 1997; (iii) the audited financial information of CMI for the year ended September 30, 1997; (iv) the audited financial information of Eaglebrook for the year ended December 31, 1997; and
(v) the audited financial information of the Brass Investment Companies for year ended June 30, 1997. Prior to fiscal year 1998, the two Brass wholly-owned subsidiaries, Soil Remediation of Philadelphia, Inc. and Allied Waste Services, Inc., reported consolidated results of operations on fiscal year ended June 30, 1997.

Pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma consolidated financial information presented herein is not necessarily indicative of the results the companies would have obtained had the acquisitions occurred on January 1, 1997, as assumed, or of the future results of the companies. The pro forma consolidated financial information should be read in conjunction with the other financial statements and notes thereto included elsewhere in this document or incorporated herein by reference.

                    US PLASTIC LUMBER CORP. AND SUBSIDIARIES
                 UNAUDITED PROFORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1998


                                                                                                             Proforma
                                                                                        Proforma           Consolidated
                                         USPLC          EB             Brass           Adjustments         Balance Sheet
                                      -----------   ----------       ---------         -----------         -------------
             ASSETS

CURRENT ASSETS
Cash and cash equivalents             $ 2,912,664   $  705,536       $    3,984    d   $  (813,221)       $  2,808,963
Accounts Receivables (Net)             16,773,147    1,680,827               --                             18,453,974
Inventories                             4,869,006      970,881               --                              5,839,887
Prepaid expenses and other
 assets                                 1,514,241      392,628           43,256                              1,950,125
                                      -----------   ----------       ----------        -----------        ------------
        TOTAL CURRENT ASSETS           26,069,058    3,749,872           47,240           (813,221)         29,052,949

PROPERTY, PLANT AND EQUIPMENT
  (NET)                                19,198,190    4,818,175        4,698,589  p,q,r  28,822,672          57,537,626

OTHER ASSETS
Acquired intangibles, net               9,553,642           --               --   s,t    5,006,306          14,559,948
Other assets                            5,376,403           --               --    e      (300,000)          5,076,403
                                      -----------   ----------       ----------        -----------        ------------
  TOTAL ASSETS                        $60,197,293   $8,568,047       $4,745,829        $32,715,757        $106,226,926
                                      ===========   ==========       ==========        ===========        ============

      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Notes payable and capital
 leases, current portion              $ 4,134,362   $2,352,520       $      --                            $  6,486,882
Accounts payable                        6,816,685    1,403,888              --                               8,220,573
Accrued expenses                        2,303,081    1,027,616          214,901                              3,545,598
Other liabilities                       1,735,463           --           24,125    n   $ 1,262,392           3,021,980
                                      -----------   ----------       ----------        -----------        ------------

        TOTAL CURRENT LIABILITIES      14,989,591    4,784,024          239,026          1,262,392          21,275,033

Notes payable and capital                                                         f,j,k,
 leases, net of current portion        15,770,624    1,517,357               --   m,o    9,298,933          26,586,914
Deferred income taxes                     498,602           --               --                                498,602
Minority Interest                         250,164           --               --                                250,164
Loans from related parties                     --           --               --    h,i   6,000,000           6,000,000
Convertible subordinated
 debentures, net of discount            3,555,556           --               --    g,l   6,500,000          10,055,556
                                      -----------   ----------       ----------        -----------        ------------
        TOTAL LIABILITIES              35,064,537    6,301,381          239,026         23,061,325          64,666,269
                                      -----------   ----------       ----------        -----------        ------------
STOCKHOLDERS' EQUITY
10% Convertible preferred stock,
  par value $.001; authorized
  5,000,000 shares; issued and
  outstanding 382,709 shares
  (aggregate liquidation
  preference of $7,808,877)                   383                                                                  383
Common stock par value $.0001,
  authorized 50,000,000 shares;
  issued and outstanding 18,230,528
  shares and pro forma 21,898,553
  shares                                    1,904           10            2,710   a,u       (2,353)              2,271
Additional paid-in capital             24,769,166      875,857        2,715,057  b,c,v  11,837,074          40,197,154
Retained earnings
  (accumulated deficit)                   361,303    1,390,799        1,789,036  w,x,y  (2,180,289)          1,360,849
                                      -----------   ----------       ----------        -----------        ------------
        TOTAL STOCKHOLDERS' EQUITY     25,132,756    2,266,666        4,506,803          9,654,432          41,560,657
                                      -----------   ----------       ----------        -----------        ------------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY                 $60,197,293   $8,568,047       $4,745,829        $32,715,757        $106,226,926
                                      ===========   ==========       ==========        ===========        ============


See accompanying notes to unaudited pro forma consolidated financial statements

                    US PLASTIC LUMBER CORP. AND SUBSIDIARIES
          PROFORMA ADJUSTMENTS TO CONSOLIDATED PROFORMA BALANCE SHEET
                            AS OF DECEMBER 31, 1998


                                                                                                 Increase\(Decrease)
                                                                                                 -------------------
Issuance of 3,668,025 shares of USPLC common stock to Eaglebrook and Brass shareholders
  Common Stock                                                                                a       $       367
  Additional paid-in-capital                                                                  b        14,392,909
                                                                                                    --------------
                                                                                                      $14,393,276
                                                                                                    ==============
Issuance of 500,000 warrants to purchase USPLC common stock to Brass shareholder              c       $ 1,035,079
                                                                                                    ==============
Cash and debt issued to acquire Eaglebrook and Brass:
  Costs of the acquisition                                                                    d       $   813,221
  Downpayment for Eaglebrook included in other assets at December 31, 1998                    e           300,000
  Income taxes to be paid with $500,000 related party loan and revolving credit facility      f           963,494
  Closing payment for Eaglebrook financed by:
    Issuance of convertible debentures                                                        g         2,500,000
    Loan from related party-Stout Partnership                                                 h         5,000,000
    Loan from related party                                                                   i         1,000,000
  Closing payment for Brass financed by:
    Loan from Credit Facility                                                                 j         3,250,000
    Mortgage from PNC Bank                                                                    k         1,200,000
                                                                                                    --------------
    Total cash paid                                                                                   $15,026,715
                                                                                                    ==============
Convertible Secured Debentures issued to Eaglebrook shareholders                              L       $ 4,000,000
                                                                                                    ==============
Note Payable assumed for Brass acquisition                                                    m       $   724,134
                                                                                                    ==============
Liabilities assumed in EB and Brass acquisitions in January, 1999                             n       $ 1,262,392
                                                                                                    ==============
NPV of capital Lease to acquire the EB land and building                                      o       $ 3,161,305
Estimated fair value of EB land and building                                                  p       $16,500,000
                                                                                                    ==============
Estimated fair value of EB equipment above EB net book value at January 31, 1999              q       $ 2,263,996
                                                                                                    ==============
Estimated fair value of Brass property and equipment above Brass net book value at
  January 31, 1999                                                                            r       $10,058,676
                                                                                                    ==============
Adjustment to reflect excess of purchase price of EB over estimated fair value of assets and liabilities acquired effective January 31, 1999 (includes net income of EB for
  January less the dividend paid)                                                             s       $ 4,492,851
                                                                                                    ==============
Adjustment to reflect excess of purchase price of Brass over estimated fair value of
  assets and liabilities acquired effective January 7, 1999                                   t       $   513,455
                                                                                                    ==============
Adjustment to eliminate the stockholders equity of EB and Brass at December 31, 1998:
  Eliminate the capital stock of EB and Brass                                                 u       $    (2,720)
  Eliminate the additional paid-in-capital of EB and Brass                                    v        (3,590,914)
  Eliminate the retained earnings of EB and Brass as of December 31, 1998                     w        (3,179,835)
                                                                                                    --------------
                                                                                                      $(6,773,469)
                                                                                                    ==============
Dividends issued to EB shareholders after December 31, 1998                                   x       $ 1,040,000
                                                                                                    ==============
Income of EB for month of January 1999                                                        y       $   (40,454)
                                                                                                    ==============

                    US PLASTIC LUMBER CORP. AND SUBSIDIARIES
            UNAUDITED CONSOLIDATED PROFORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998



                                                  USPLC        CPL         CMI          GEO         S&W           EB
                                             ------------------------------------------------------------------------------
 SALES, NET                                    $63,719,824   $ 46,686     $1,267,459  $352,311   $6,908,998    $20,439,262

 COST OF SALES                                  51,956,096     60,371        713,739   165,004    4,331,516     13,857,991
                                             ------------------------------------------------------------------------------

       GROSS PROFIT                             11,763,728    (13,685)       553,720   187,307    2,577,482      6,581,271

 GENERAL, ADMINISTRATIVE AND SELLING            10,989,523     40,925        372,354   159,947    2,130,415      5,559,474
                                             ------------------------------------------------------------------------------
       OPERATING INCOME (LOSS)                     774,205    (54,609)       181,366    27,360      447,067      1,021,797

 INTEREST INCOME\OTHER INCOME                      334,340         --            612        --       23,946        120,659
 INTEREST EXPENSE                               (1,243,244)    (2,748)            --        --      (98,497)      (333,286)
 MINORITY INTEREST                                (262,659)        --             --    (1,632)          --             --
 PROVISION FOR INCOME TAXES (CREDITS)             (192,884)        --         64,020        --           --             --
                                             ------------------------------------------------------------------------------

       NET INCOME (LOSS)                       $  (204,474)  $(57,357)    $  117,958  $ 25,728   $  372,516    $   809,170
                                                             ==============================================================

 PREFERRED STOCK DIVIDEND EARNED                  (677,078)
                                             --------------

       NET INCOME (LOSS) ATTRIBUTABLE
       TO COMMON STOCKHOLDERS                  $  (881,552)
                                             ==============

 BASIC AND DILUTED LOSS PER SHARE              $     (0.05)
                                             ==============

 WEIGHTED AVERAGE SHARES OUTSTANDING            17,686,651
                                             ==============





                                                        PRO FORMA ADJUSTMENTS
                                                      --------------------------          COMBINED
                                           BRASS           DR                 CR            TOTAL
                                         ----------   -----------         ---------      ------------
 SALES, NET                              $12,175,629                                      $104,910,169

 COST OF SALES                             9,484,587                d,b  $  660,344         79,908,960
                                         -----------                                      ------------

       GROSS PROFIT                        2,691,042                                        25,001,210

 GENERAL, ADMINISTRATIVE AND SELLING         651,378  c     196,256                         20,100,272
                                         -----------                                      ------------
       OPERATING INCOME (LOSS)             2,039,664                                         4,900,938

 INTEREST INCOME\OTHER INCOME                 31,418                                           510,975
 INTEREST EXPENSE                                 --  e   2,406,720                         (4,086,127)
 MINORITY INTEREST                                --                                          (262,659)
 PROVISION FOR INCOME TAXES (CREDITS)        476,811  f                     347,947                 --
                                         -----------     ----------      ----------       ------------

       NET INCOME (LOSS)                   1,594,271     $2,602,976      $1,008,291          1,063,126
                                         ===========     ==========      ==========

 PREFERRED STOCK DIVIDEND EARNED                                                              (677,078)
                                                                                          ------------

       NET INCOME (LOSS) ATTRIBUTABLE
       TO COMMON STOCKHOLDERS                                        g                    $    386,048
                                                                                          ============

 BASIC AND DILUTED LOSS PER SHARE                                                         $       0.02
                                                                                          ============

 WEIGHTED AVERAGE SHARES OUTSTANDING                                 g                      21,883,511
                                                                                          ============



           See accompanying notes to unaudited pro forma consolidated statements of operations.

                    US PLASTIC LUMBER CORP. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997


                                                                                                                          CONTINUED



                                     USPLC         RPI       ARDT        ESP         ITS           EPC         WCI          GHE
                                --------------------------------------------------------------------------------------------------
 Sales, net                        $42,763,604   $82,868   $ 38,276   $ 147,145   $1,785,026   $2,891,508   $4,791,242   $911,304

 Cost of Sales                      35,673,201    62,604     59,984     137,434    1,483,824    3,125,953    3,903,960    762,615
                                --------------------------------------------------------------------------------------------------

        GROSS PROFIT                 7,090,403    20,264    (21,708)      9,711      301,202     (234,445)     887,282    148,689

 General, administrative
  and selling                        6,927,406    13,032     38,432     131,545      188,586      285,019      953,229     52,391
                                --------------------------------------------------------------------------------------------------

        OPERATING INCOME (LOSS)        162,997     7,232    (60,140)   (121,834)     112,616     (519,464)     (65,947)    96,298

 Interest income\Other
  Income (expense)                     105,489       189         --          --           --           --      (16,665)        --
 Interest expense                     (307,636)   (2,055)    (1,911)     (1,693)      (4,638)     (51,639)     (24,823)    (4,182)
 Equity in loss of JV                 (131,897)       --         --          --           --           --           --         --
 Provision for
  income taxes (credits)               230,602        --         --     (29,918)      18,738      (97,822)          --         --
                                --------------------------------------------------------------------------------------------------

        NET INCOME (LOSS)           $ (401,649)  $ 5,366   $(62,051)  $ (93,609)  $   89,240   $ (473,281)   $(107,435) $  92,116
                                               ===================================================================================

 Preferred stock dividends
  earned                              (409,705)
                                ---------------

        NET INCOME (LOSS)
        ATTRIBUTABLE
        TO COMMON STOCKHOLDERS        (811,354)
                                ===============
 BASIC AND DILUTED LOSS
  PER SHARE                      $       (0.05)
                                ===============
 Weighted average shares
  outstanding                       14,856,862
                                ================




           See accompanying notes to unaudited pro forma consolidated statements of operations.

                    US PLASTIC LUMBER CORP. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997



                            CONTINUED

                                CPL        CMI        GEO        S&W          EB         Brass
                             ---------  ----------  --------  ----------  ----------- ------------
Sales, net                   $ 704,560  $2,610,958  $489,668  $6,601,207  $20,222,795  $12,146,375

Cost of Sales                  848,240   1,570,240   125,313   3,526,012   15,099,767   15,014,147
                             ---------  ----------  --------  ----------  -----------  -----------

     GROSS PROFIT             (143,680)  1,040,718   364,355   3,075,195    5,123,028   (2,867,772)

General, administrative
  and selling                  167,066     728,135   292,868   3,100,970    5,062,782    1,094,125
                             ---------  ----------  --------  ----------  -----------  -----------

     OPERATING INCOME (LOSS)  (310,746)    312,583    71,487     (25,775)      60,246   (3,961,897)

Interest income/Other income
  (expense)                      9,473       3,903                82,881      290,408           --
Interest expense               (23,250)               (3,920)    (41,300)    (348,767)          --
Equity in loss of JV                --          --        --          --           --           --
Provision for
  income taxes (credits)            --     122,000        --          --           --   (1,588,721)
                             ---------  ----------  --------  ----------  -----------  -----------

     NET INCOME (LOSS)       $(324,523) $  194,486  $ 67,567  $   15,806  $     1,887  $ 2,373,176
                             =========  ==========  ========  ==========  ===========  ===========



                                       PRO FORMA ADJUSTMENTS           COMBINED
                                        DR               CR              TOTAL
                                    ---------       -----------        --------
Sales, net                   a    $1,041,433                         $95,145,103

Cost of Sales                                 a,b,d   2,464,974       78,928,320
                                                                     -----------

     GROSS PROFIT                                                     16,216,783

General, administrative
  and selling                c       172,969                          19,208,555
                                                                     -----------

     OPERATING INCOME (LOSS)                                          (2,991,772)

Interest income/Other income
  (expense)                                                              475,678
Interest expense                   2,585,115                          (3,400,929)
Equity in loss of JV         e                                          (131,897)
Provision for
  income taxes (credits)     f     1,345,121                                  --
                                  ----------         ----------      -----------

     NET INCOME (LOSS)            $5,144,638         $2,464,974       (6,048,920)
                                  ==========         ==========      ===========

Preferred stock dividends
  earned                                                                (409,705)
                                                                     ===========

     NET INCOME (LOSS)
     ATTRIBUTABLE TO COMMON
     STOCKHOLDERS                                                    $(6,458,625)
                                                                     ===========

BASIC AND DILUTED LOSS
  PER SHARE                                                    g     $     (0.32)
                                                                     ===========

Weighted average shares
  outstanding                                                  g      20,008,653
                                                                     ===========


           See accompanying notes to unaudited pro forma consolidated statements of operations.

                    US PLASTIC LUMBER CORP. AND SUBSIDIARIES
       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

        NOTES:
          a =  Eliminate inter company sales

          b = Adjustments to eliminate rent paid to former owner replaced by imputed interest on loan and property taxes on S&W land purchased from seller and to add additional rent to be paid to the owners of the Eaglebrook plant.

          c = Adjustment to reflect increase in amortization expense on the goodwill recorded or to be recorded on the acquisitions of GHE, CPL, CMI, GCI, Trimax, S&W, EB and Brass.

          d = Adjustment for increased depreciation expense on equipment recorded at the higher FMV and decreased depreciation from using longer lives on the Eaglebrook plant and equipment.

          e = Adjustment to reflect increase in interest expense for cash paid and or notes payable issued to consummate the acquisitions, net of debt not assumed or replaced.

          f = Adjustment to eliminate income taxes provided on the separate companies' results. No taxes are provided on the consolidated proforma results due to valuation allowances on NOL carryforwards.

          g = The weighted average shares outstanding used to calculate pro forma income per share is based on the historical average number of common shares outstanding during the period adjusted for the acquisitions as if they had occurred on January 1, 1997. Common stock equivalents have been excluded because they are anti-dilutive and there is no significant difference between primary and fully diluted net income per share for period ended December 31, 1998.

                          INDEPENDENT AUDITORS' REPORT


To the Stockholders and
Board of Directors of
Barbella Environmental Technology, Inc.
Somerville, New Jersey

We have audited the accompanying balance sheets of BARBELLA ENVIRONMENTAL TECHNOLOGY, INC. as of December 31, 1998 and 1997, and the related statements of operations and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of BARBELLA ENVIRONMENTAL TECHNOLOGY, INC. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/Callahan & Company P.C.



Neptune, New Jersey
March 12, 1999

                             BARBELLA ENVIRONMENTAL                STATEMENT 1
                               TECHNOLOGY, INC.

                                BALANCE SHEETS
                          DECEMBER 31, 1998 AND 1997


                                                                  1998                      1997
                                                                  ----                      ----
        ASSETS
   Current Assets:
     Cash and cash equivalents                                  $2,010,694               $3,433,788
     Contracts receivable, net of allowance                      4,438,244                1,852,660
     Costs and estimated earnings in excess
      of billings on uncompleted contracts                                                  513,571
     Income taxes refundable                                        46,512                  185,731
     Related party receivable                                      214,775                  192,775
     Prepaid expenses and sundry assets                             21,064                   22,000
                                                                ----------               ----------
       Total current assets                                      6,731,289                6,200,525
                                                                ----------               ----------

   Property and equipment, at cost                               2,009,647                1,074,365
     Less, accumulated depreciation                                702,093                  543,430
                                                                ----------               ----------
                                                                 1,307,554                  530,935
                                                                ----------               ----------

       Totals                                                   $8,038,843               $6,731,460
                                                                ==========               ==========

        LIABILITIES AND STOCKHOLDERS' EQUITY
   Current Liabilities:
     Equipment obligation, current portion                      $  394,122
     Capital lease obligations, current portion                    104,940
     Accounts payable                                            2,586,713               $2,147,182
     Billings in excess of costs and estimated
      earnings on uncompleted contracts                            637,701                  322,544
     Accrued expenses and sundry liabilities                       738,137                  787,110
     Income taxes payable                                                                    31,409
     Deferred income taxes, current portion                        359,715                1,033,615
                                                                ----------               ----------
       Total current liabilities                                 4,821,328                4,321,860

   Equipment obligation, non-current portion                     1,002,540
   Capital lease obligations, non-current portion                   98,980
   Deferred income taxes, non-current portion                       55,118                   48,451
                                                                ----------               ----------
       Total liabilities                                         5,977,966                4,370,311
                                                                ----------               ----------

   Stockholders' Equity:
     Common stock (100 shares no-par,
      authorized, issued and outstanding)                          100,000                  100,000
     Retained earnings                                           1,960,877                2,261,149
                                                                ----------               ----------
       Total stockholders' equity                                2,060,877                2,361,149
                                                                ----------               ----------

       Totals                                                   $8,038,843               $6,731,460
                                                                ==========               ==========



                       See Notes to Financial Statements.

                             BARBELLA ENVIRONMENTAL                STATEMENT 2
                               TECHNOLOGY, INC.

                STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997



                                                                        1998                       1997
                                                                        ----                       ----
        OPERATIONS

   Construction revenues                                           $ 18,014,884                $18,024,223

   Construction costs                                                16,936,826                 15,893,329
                                                                   ------------                -----------

   Gross profit                                                       1,078,058                  2,130,894

   General and administrative expenses                                1,759,165                  1,646,593
                                                                   ------------                -----------

   Income (loss) from operations                                       (681,107)                   484,301
                                                                   ------------                -----------

   Other income (expense):
      Miscellaneous income                                                                           5,774
      Investment income                                                  96,890
      Loss on sale of assets                                                                        (1,749)
      Interest income                                                    91,061                     50,585
                                                                   ------------                -----------
         Total other income                                             187,951                     54,610
                                                                   ------------                -----------

   Income (loss) before income tax expense (benefit)                   (493,156)                   538,911

   Income tax expense (benefit)                                        (192,884)                   234,931
                                                                   ------------                -----------

   Net income (loss)                                                   (300,272)                   303,980

        RETAINED EARNINGS

   Balance, beginning of year                                         2,261,149                  1,957,169
                                                                   ------------                -----------

   BALANCE, END OF YEAR                                            $  1,960,877                $ 2,261,149
                                                                   ============                ===========



                       See Notes to Financial Statements.

                             BARBELLA ENVIRONMENTAL                STATEMENT 3
                               TECHNOLOGY, INC.

                           STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997




                                                                                  1998                       1997
                                                                                  ----                       ----
   Operating Activities:
     Net income (loss)                                                        $  (300,272)               $   303,980
     Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
        Depreciation expense                                                      263,664                    182,619
        Loss on sale of assets                                                                                 1,749
        Income tax expense (benefit)                                             (192,884)                   234,931
        Income taxes paid                                                        (366,539)                  (322,210)
        (Increase) decrease in operating assets:
          Contracts receivable                                                 (2,585,584)                   191,549
          Costs in excess of billings                                             513,571                   (177,328)
          Prepaid expenses and sundry assets                                          936                     96,795
        Increase (decrease) in operating liabilities:
          Accounts payable                                                        439,531                  1,142,317
          Billings in excess of costs                                             315,157                    271,157
          Accrued expenses and sundry liabilities                                 (48,973)                   730,780
                                                                              -----------                -----------
            Net cash provided by (used in) operating activities                (1,961,393)                 2,656,339
                                                                              -----------                -----------

   Investing Activities:
     Proceeds from sale of property and equipment                                                              4,000
     Loans to related party                                                                                 (178,222)
     Purchase of property and equipment                                        (1,040,283)                  (194,523)
                                                                              -----------                -----------
           Net cash used in investing activities                               (1,040,283)                  (368,745)
                                                                              -----------                -----------

   Financing Activities:
     Proceeds from equipment obligation                                         1,500,000
     Principal payments on equipment obligation                                  (103,338)
     Proceeds from capital lease obligations                                      213,460
     Principal payments on capital lease obligations                               (9,540)
     Loans to related party                                                       (22,000)
                                                                              -----------                -----------
           Net cash provided by financing activities                            1,578,582
                                                                              -----------                -----------

   Increase (decrease) in cash and cash equivalents                            (1,423,094)                 2,287,594

   Cash and cash equivalents, beginning of year                                 3,433,788                  1,146,194
                                                                              -----------                -----------

   CASH AND CASH EQUIVALENTS, END OF YEAR                                     $ 2,010,694                $ 3,433,788
                                                                              ===========                ===========



                       See Notes to Financial Statements.

                             BARBELLA ENVIRONMENTAL                STATEMENT 3
                               TECHNOLOGY, INC.                    (CONCLUDED)

                           STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997




                                                                                  1998                       1997
                                                                                  ----                       ----
   Analysis of net cash provided by (used in) operating activities:
      Cash flows from (to) operating activities:
        Cash received from customers                                          $ 16,258,028                $ 18,309,441
        Cash paid to suppliers and vendors                                     (16,281,668)                (14,471,598)
        Cash paid for general and administrative expenses                       (1,740,254)                   (915,653)
        Income taxes paid                                                         (366,539)                   (322,210)
        Interest expense                                                           (18,086)
        Bad debt expense                                                              (825)
        Miscellaneous income                                                                                     5,774
        Unrealized gain on investments                                              96,890
        Interest income                                                             91,061                      50,585
                                                                              ------------                ------------
           Net cash provided by (used in)
            operating activities                                              $ (1,961,393)               $  2,656,339
                                                                              ============                ============



                      See Notes to Financial Statements.

                             BARBELLA ENVIRONMENTAL                 STATEMENT 4
                                TECHNOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS

Note 1 -   Significant Accounting Policies:

           Company's Activities:
             Barbella Environmental Technology, Inc. (the Company) is an environmental contractor. The Company performs work on contracts issued by both public and private sector owners, primarily in the Northeast.

           Revenue and Cost Recognition:
             The Company reports revenues under the percentage of completion method for financial reporting purposes, measured by the percentage of contract costs incurred to date to the estimated total costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. General and administrative costs are charged to expenses as incurred. Provisions for estimated losses on uncompleted contracts, if material, are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured. An amount equal to contract costs attributable to claims is inventoried when realization is probable and the amount can be reliably estimated.

             The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

           Property and Equipment:
             Property and equipment are stated at cost. When an asset is retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations. Costs of repairs and maintenance are charged to expense as incurred and improvements are capitalized. Depreciation has been provided on the modified ACRS method at rates calculated to provide for the retirement of property and equipment at the end of their estimated useful lives.

           Cash Equivalents:
             The Company considers all highly liquid investments with a maturity of three months or less, when purchased, to be cash equivalents.

           Allowance for Doubtful Accounts:
             The allowance for doubtful accounts is based on management's evaluation of outstanding contracts receivable at the end of the year. This allowance for doubtful accounts for December 31, 1998 was $800 and is included in contracts receivable on the balance sheet. Bad debt expense for the years ended December 31, 1998 and 1997 was $825 and $160, respectively.

                             BARBELLA ENVIRONMENTAL                 STATEMENT 4
                                TECHNOLOGY, INC.                    (CONTINUED)

                         NOTES TO FINANCIAL STATEMENTS


Note 1 -   Significant Accounting Policies:

(Con't) Advertising:
             Advertising costs, which are included in general and administrative expenses, are expensed as incurred. Advertising expense for the years ended December 31, 1998 and 1997 was $7,129 and $6,638, respectively.

           Income Taxes:
             The Company provides for deferred income taxes on temporary differences arising from assets and liabilities whose basis are different for financial reporting and income tax reporting purposes. The differences relate primarily to depreciable assets and reported contract revenue. Construction contracts are reported for tax purposes on the completed-contract method and for financial statement purposes on percentage-of-completion. Different lives and methods of depreciating certain assets are used for tax purposes than are used for financial statement purposes.

           Use of Estimates:
             The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2 -   Contracts Receivable:

             The contracts receivable balances at December 31, 1998 and 1997 consisted of the following:

                                                               1998               1997
                                                               ----               ----
               Completed contracts                          $  762,592         $  178,218
               Contracts in progress                         2,931,750            866,217
               Retainage                                       744,702            808,225
                                                            ----------         ----------
                                                             4,439,044          1,852,660
                                                            ----------         ----------
               Less: Allowance for doubtful accounts               800                -0-
                                                            ----------         ----------
                  Totals                                    $4,438,244         $1,852,660
                                                            ==========         ==========

Note 3 -   Costs and Estimated Earnings on Uncompleted Contracts:

                                                               1998               1997
                                                               ----               ----
               Costs incurred on uncompleted contracts    $ 11,912,140       $18,716,710
               Estimated earnings                              521,604         2,312,825
                                                          ------------       -----------
                                                            12,433,744        21,029,535
               Less: Billings to date                       13,071,445        20,838,508
                                                          ------------       -----------
                  Totals                                  $   (637,701)      $   191,027
                                                          ============       ===========

                             BARBELLA ENVIRONMENTAL                 STATEMENT 4
                                TECHNOLOGY, INC.                    (CONTINUED)

                         NOTES TO FINANCIAL STATEMENTS


Note 3 -   Costs and Estimated Earnings on Uncompleted Contracts:

(Con't) The above amounts are included in the accompanying balance sheets under the following captions at December 31, 1998 and 1997:

                                                                               1998            1997
                                                                               ----            ----
                 Costs and estimated earnings in excess of billings on
                 uncompleted contracts                                      $    -0-        $ 513,571

                   Billings in excess of costs and
                   estimated earnings on uncompleted contracts               (637,701)       (322,544)
                                                                            ---------       ---------
                                Totals                                      $(637,701)      $ 191,027
                                                                            =========       =========

Note 4 -   Property and Equipment:

             Major classes of property and equipment at December 31, 1998 and 1997 are summarized below:

                                                                               1998            1997
                                                                               ----            ----

               Machinery and equipment                                      $1,466,461      $  581,923
               Autos and trucks                                                490,577         473,697
               Furniture and fixtures                                           52,609          18,745
                                                                            ----------      ----------
                                                                             2,009,647       1,074,365
               Less, accumulated depreciation                                  702,093         543,430
                                                                            ----------      ----------
               Totals                                                       $1,307,554      $  530,935
                                                                            ==========      ==========

Note 5 -   Line of Credit:

             Summit Bank has extended the Company an unsecured working capital line of credit in the amount of $1,000,000, which expires on August 1, 1999. Borrowings accrue interest at prime plus 1% and are personally guaranteed by the stockholders. The entire line of credit was available at December 31, 1998.

Note 6 -   Equipment Obligation:

             The Company finances equipment through Northwest Equipment Finance at an interest rate of 7.5%. The obligation is payable in monthly installments of principal and interest through March 2002. The financing is secured by several pieces of equipment.

               Equipment obligation       $1,396,662
               Less, current portion         394,122
                                          ----------
               Non-current portion        $1,002,540
                                          ==========

                             BARBELLA ENVIRONMENTAL                 STATEMENT 4
                                TECHNOLOGY, INC.                    (CONTINUED)

                         NOTES TO FINANCIAL STATEMENTS


Note 6 -   Equipment Obligation:

(Con't) Future principal payments, as of December 31, 1998, on this obligation are set forth below:

                  YEAR
                 ENDING
              DECEMBER 31,
              ------------
                1999                        $  394,122
                2000                           424,785
                2001                           457,835
                2002                           119,920
                                            ----------
                     Total                  $1,396,662
                                            ==========

Note 7 -   Capital Lease Obligations:

             The Company finances equipment with KDC Financial through capital leases. The obligations are payable in monthly installments through December 1999, with lump sums due in January 2000. The financing is secured by equipment, the value of which exceeds the obligation.

               Capital lease obligations                      $203,920
               Less, current portion                           104,940
                                                              --------
                      Non-current portion                     $ 98,980
                                                              ========

             Future principal payments, as of December 31, 1998, on these obligations are set forth below:

                  YEAR
                 ENDING
              DECEMBER 31,
              ------------
                1999                      $104,940
                2000                        98,980
                                          --------
                     Total                $203,920
                                          ========

Note 8 -   Lease Commitments:

             The Company leases equipment, autos, and offices under operating leases, which expire at various dates through June 2001. Future minimum lease payments as of December 31, 1998 under these operating leases are set forth below:

                  YEAR
                 ENDING
              DECEMBER 31,
              ------------

                1999               $1,008,052
                2000                  389,783
                2001                   71,120
                                   ----------
                     Total         $1,468,955
                                   ==========

                             BARBELLA ENVIRONMENTAL                 STATEMENT 4
                                TECHNOLOGY, INC.                    (CONTINUED)

                         NOTES TO FINANCIAL STATEMENTS



Note 9 -   Pension Plans:

           Non-Union:
             The Company has established a profit sharing 401(k) retirement plan for its non-union employees. The profit sharing plan is non-contributory. Contributions by the Company are determined solely at the discretion of the Board of Directors. Under the 401(k) plan, the Company matches 50% of employee contributions up to 4% of base compensation which is further limited to a yearly cap of $500 per employee. Contributions made for the year ended December 31, 1998 were $9,036 and are included in employee benefits.

           Union:
             The Company contributes to several different pension plans for union employees. Each union has its own terms and policies for their members for their pension plans. The Company complies with these policies. These expenses are included in union benefits expense.

Note 10 -  Related Party Transactions:

             The Company has a loan receivable from a related party, which has the same ownership. This receivable amounts to $214,775 as of December 31, 1998. These loans are intended to be repaid currently.

Note 11 -  Income Taxes:

             The Company's net deferred tax assets and liabilities at December 31, 1998 consist of the following:

                        CURRENT                        FEDERAL                    STATE                       TOTAL
               ------------------------             -----------              ----------------              -----------

               Deferred tax assets                    $ 3,688,100                $ 1,072,815                $ 4,760,915
               Deferred tax liabilities                (3,966,757)                (1,153,873)                (5,120,630)
                                                      -----------                -----------                -----------
                      Totals                          $  (278,657)               $   (81,058)               $  (359,715)
                                                      ===========                ===========                ===========


                    NON-CURRENT                        FEDERAL                 STATE                   TOTAL
               ------------------------             ------------           ----------------         -----------
               Deferred tax assets                       $ -0-                   $ -0-                   $ -0-
               Deferred tax liabilities                (42,698)                (12,420)                (55,118)
                                                       -------                 -------                 -------
                      Totals                          $(42,698)               $(12,420)               $(55,118)
                                                      ========                ========                ========

             The components of income tax expense from continuing operations at December 31, 1998 are as follow:

                                                 FEDERAL                  STATE                    TOTAL
                                                 -------                  -----                    -----
               Current expense                $ 411,087                $ 109,773                $ 520,860
               Deferred benefit                (548,930)                (164,814)                (713,744)
                                              ---------                ---------                ---------
                    Totals                    $(137,843)               $ (55,041)               $(192,884)
                                              =========                =========                =========

             The amount of tax expense differs from the amount of expense that would result from applying the statutory rates to pre-tax net income from continuing operations primarily due to certain non-deductible expenses.

                             BARBELLA ENVIRONMENTAL                 STATEMENT 4
                                TECHNOLOGY, INC.                    (CONCLUDED)





                         NOTES TO FINANCIAL STATEMENTS

Note 12-   Backlog:

             The following represents the backlog of signed contracts in existence at December 31, 1998:

               Contracts in progress                               $14,517,745
               Contracts signed but not started as of
                 December 31, 1998
                                                                   -----------
                       Total Work-on-Hand                          $14,517,745
                                                                   ===========

Note 13 -  Risk Concentrations:

             Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, contracts receivable, and costs in excess of billings.

             Primarily, the Company maintains its cash balances in financial institutions located in New Jersey. These balances, as reflected in the bank's records, are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. From time to time, in the ordinary course of business, the Company has cash balances in excess of the FDIC insurance limit.

             Of the Company's December 31, 1998 contracts receivable, 79% is due on contracts with public and quasi-public entities for work on contracts in New Jersey, Delaware, Maryland and Connecticut. The entities are primarily state and local governmental agencies. The remaining 21% is due from private entities on contracts in New Jersey, New York, Pennsylvania, Delaware, Connecticut and Maryland. In addition, 90% of the Company's revenues for the year ended December 31, 1998 were on contracts with public entities and the remaining 10% were on contracts with private entities.

             Management believes that its contract acceptance, billing and collection policies are adequate to minimize potential credit risk.

Note 14 -  Commitments and Contingencies:

             The Company is subject to laws and regulations relating to the protection of the environment. Although it is not possible to quantify with any degree of certainty the potential financial impact of the Company's continuing compliance efforts, management believes any future remediation or other compliance related costs will not have a material adverse effect on the financial condition or reported results of operations of the Company.

             The Company has taken actions to understand the nature and extent of the work required for its systems to be Year 2000 compliant. The Company believes, based on available information, that it will be able to manage its total year 2000 transition without any material adverse effect on its business operations, products, or financial prospects.



                                     * * *



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